Consolidated Financial Statements

CAE Inc.

CONSOLIDATED FINANCIAL STATEMENTS

CAE Year-End Financial Results 2012 | 1

Management’s Report on Internal Control Over Financial Reporting

Management of CAE is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f), 15d-15(f) under the Securities Exchange Act of 1934). CAE’s internal control over financial reporting is a process designed under the supervision of CAE’s President and Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting purposes in accordance with Canadian generally accepted accounting principles.

As of March 31, 2012, management conducted an assessment of the effectiveness of the Company’s internal control over the financial reporting based on the framework and criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting as of March 31, 2012 was effective.

M. Parent                                                                S. Lefebvre

President and Chief Executive Officer                                Vice-president, Finance and Chief Financial Officer

Montreal (Canada)

May 23, 2012

Independent Auditor’s Report

To the Shareholders of CAE Inc.

We have completed an integrated audit of CAE Inc. and its subsidiaries’ current year consolidated financial statements and their internal control over financial reporting as at March 31, 2012 and an audit of their prior year consolidated financial statements. Our opinions, based on our audits, are presented below.

Report on the consolidated financial statements

We have audited the accompanying consolidated financial statements of CAE Inc. and its subsidiaries, which comprise the consolidated statements of financial position, as at March 31, 2012, March 31, 2011 and April 1, 2010 and the consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years ended March 31, 2012 and March 31, 2011, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. Canadian generally accepted auditing standards require that we comply with ethical requirements.

An audit involves performing procedures to obtain audit evidence, on a test basis, about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting principles and policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion on the consolidated financial statements.

2 | CAE Year-End Financial Results 2012

Consolidated Financial Statements

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of CAE Inc. and its subsidiaries as at March 31, 2012, March 31, 2011 and April 1, 2010 and their financial performance and their cash flows for the years ended March 31, 2012 and March 31, 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Report on internal control over financial reporting

We have also audited CAE Inc. and its subsidiaries’ internal control over financial reporting as at March 31, 2012, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management’s responsibility for internal control over financial reporting

Management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting.

Auditor’s responsibility

Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances.

We believe that our audit provides a reasonable basis for our audit opinion on CAE Inc.’s internal control over financial reporting.

Definition of internal control over financial reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Inherent limitations

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Opinion

In our opinion, CAE Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as at March 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by COSO.

May 23, 2012

Montréal, Quebec, Canada

[1] Chartered accountant auditor permit No.12300

CAE Year-End Financial Results 2012 | 3

Consolidated Financial Statements

Consolidated Statement of Financial Position

		March 31	March 31	April 1
(amounts in millions of Canadian dollars)	Notes	2012	2011	2010
Assets			(Note 2)	(Note 2)
Cash and cash equivalents		$287.3	$276.4	$312.9
Accounts receivable	5	308.4	296.8	238.2
Contracts in progress : assets	11	245.8	230.5	205.5
Inventories	6	153.1	124.3	126.8
Prepayments		47.7	43.5	24.2
Income taxes recoverable		95.5	58.8	30.7
Derivative financial assets	29	10.3	18.9	27.9
Total current assets		$1,148.1	$1,049.2	$966.2
Property, plant and equipment	7	1,293.7	1,211.0	1,197.1
Intangible assets	8	533.2	375.8	290.4
Deferred tax assets	17	24.1	20.7	24.7
Derivative financial assets	29	7.2	11.6	15.1
Other assets	9	177.4	149.0	97.8
Total assets		$3,183.7	$2,817.3	$2,591.3

Liabilities and equity
Accounts payable and accrued liabilities	10	$597.6	$551.9	$493.0
Provisions	12	21.6	20.9	32.1
Income taxes payable		10.9	12.9	6.5
Contracts in progress : liabilities	11	104.6	125.8	167.4
Current portion of long-term debt	13	136.0	86.2	68.5
Derivative financial liabilities	29	12.7	12.4	9.3
Total current liabilities		$883.4	$810.1	$776.8
Provisions	12	6.0	10.4	8.2
Long-term debt	13	685.6	574.0	600.9
Royalty obligations	29	161.6	161.6	148.0
Employee benefits obligations	15	114.2	62.8	81.4
Deferred gains and other non-current liabilities	16	186.0	187.6	129.3
Deferred tax liabilities	17	91.8	64.5	13.2
Derivative financial liabilities	29	12.9	13.4	15.1
Total liabilities		$2,141.5	$1,884.4	$1,772.9
Equity
Share capital	18	$454.5	$440.7	$436.3
Contributed surplus		19.2	17.1	14.2
Accumulated other comprehensive (loss) income	19	(9.8)	(9.8)	11.4
Retained earnings		558.0	466.4	338.5
Equity attributable to equity holders of the Company		$1,021.9	$914.4	$800.4
Non-controlling interests		20.3	18.5	18.0
Total equity		$1,042.2	$932.9	$818.4
Total liabilities and equity		$3,183.7	$2,817.3	$2,591.3

The accompanying notes form an integral part of these Consolidated Financial Statements.

4 | CAE Year-End Financial Results 2012

Consolidated Financial Statements

Consolidated Income Statement

Years ended March 31
(amounts in millions of Canadian dollars, except per share amounts)	Notes	2012	2011
			(Note 2)
Revenue	31	$1,821.2	$1,630.8
Cost of sales		1,221.1	1,082.0
Gross profit		$600.1	$548.8
Research and development expenses		62.8	44.5
Selling, general and administrative expenses		256.4	239.9
Other (gains) losses – net	22	(21.2)	(18.2)
Operating profit		$302.1	$282.6
Finance income	23	(6.6)	(4.4)
Finance expense	23	69.2	64.4
Finance expense – net		$62.6	$60.0
Earnings before income taxes		$239.5	$222.6
Income tax expense	17	57.5	61.7
Net income		$182.0	$160.9
Attributable to:
Equity holders of the Company		$180.3	$160.3
Non-controlling interests		1.7	0.6
		$182.0	$160.9
Earnings per share from continuing operations
attributable to equity holders of the Company
Basic and diluted	18	$0.70	$0.62

The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2012 | 5

Consolidated Financial Statements

Consolidated Statement of Comprehensive Income

Years ended March 31
(amounts in millions of Canadian dollars)	2012	2011
Net income	$182.0	$160.9
Other comprehensive income (loss)
Foreign currency translation
Net currency translation difference on the translation of financial
statements of foreign operations	$13.5	$(23.7)
Net change in (losses) gains on certain long-term debt denominated in foreign
currency and designated as hedges of net investments in foreign operations	(3.9)	5.2
Reclassifications to income	-	(0.6)
Income taxes	0.8	(1.3)
	$10.4	$(20.4)
Net changes in cash flow hedges
Effective portion of changes in fair value of cash flow hedges	$(8.7)	$9.1
Net change in fair value of cash flow hedges transferred to
net income or to related non-financial assets or liabilities	(4.7)	(10.2)
Income taxes	3.1	0.5
	$(10.3)	$(0.6)
Net change in available-for-sale financial instruments
Net change in fair value of available-for-sale financial assets	$-	$(0.1)
	$-	$(0.1)
Defined benefit plan actuarial (losses) gains
Defined benefit plan actuarial (losses) gains	$(64.9)	$8.6
Income taxes	17.4	(2.3)
	$(47.5)	$6.3
Other comprehensive loss	$(47.4)	$(14.8)
Total comprehensive income	$134.6	$146.1
Total comprehensive income attributable to:
Equity holders of the Company	$132.8	$145.4
Non-controlling interests	1.8	0.7
Total comprehensive income	$134.6	$146.1

The accompanying notes form an integral part of these Consolidated Financial Statements.

6 | CAE Year-End Financial Results 2012

Consolidated Financial Statements

Consolidated Statement of Changes in Equity
		Attributable to equity holders of the Company
Year ended March 31, 2012		Common shares		Accumulated other				Non-
(amounts in millions of Canadian dollars,		Number of	Stated	Contributed	comprehensive	Retained		controlling	Total
except number of shares)	Notes	shares	value	surplus	(loss) income	earnings	Total	interests	equity
Balances, beginning of year	256,964,756		$440.7	$17.1	$(9.8)	$466.4	$914.4	$18.5	$932.9
Net income		-	-	-	-	180.3	180.3	1.7	182.0
Other comprehensive income (loss):
Foreign currency translation		-	-	-	10.3	-	10.3	0.1	10.4
Net changes in cash flow hedges		-	-	-	(10.3)	-	(10.3)	-	(10.3)
Defined benefit plan actuarial losses		-	-	-	-	(47.5)	(47.5)	-	(47.5)
Total comprehensive income		-	$-	$-	$-	$132.8	$132.8	$1.8	$134.6
Stock options exercised		538,600	4.4	-	-	-	4.4	-	4.4
Optional cash purchase		898	-	-	-	-	-	-	-
Stock dividends	18	762,041	7.8	-	-	(7.8)	-	-	-
Transfer upon exercise of stock options		-	1.6	(1.6)	-	-	-	-	-
Share-based payments		-	-	3.7	-	-	3.7	-	3.7
Dividends	18	-	-	-	-	(33.4)	(33.4)	-	(33.4)
Balances, end of year	258,266,295		$454.5	$19.2	$(9.8)	$558.0	$1,021.9	$20.3	$1,042.2

		Attributable to equity holders of the Company
Year ended March 31, 2011		Common shares		Accumulated other				Non-
(amounts in millions of Canadian dollars,		Number of	Stated	Contributed	comprehensive	Retained		controlling	Total
except number of shares)	Notes	shares	value	surplus	(loss) income	earnings	Total	interests	equity
Balances, beginning of year	256,516,994		$436.3	$14.2	$11.4	$338.5	$800.4	$18.0	$818.4
Net income		-	-	-	-	160.3	160.3	0.6	160.9
Other comprehensive income (loss):
Foreign currency translation		-	-	-	(20.5)	-	(20.5)	0.1	(20.4)
Net changes in cash flow hedges		-	-	-	(0.6)	-	(0.6)	-	(0.6)
Net change in available-for-sale financial instruments		-	-	-	(0.1)	-	(0.1)	-	(0.1)
Defined benefit plan actuarial gains		-	-	-	-	6.3	6.3	-	6.3
Total comprehensive income (loss)		-	$-	$-	$(21.2)	$166.6	$145.4	$0.7	$146.1
Stock options exercised		394,850	2.8	-	-	-	2.8	-	2.8
Stock dividends	18	52,912	0.6	-	-	(0.6)	-	-	-
Transfer upon exercise of stock options		-	1.0	(1.0)	-	-	-	-	-
Share-based payments		-	-	3.9	-	-	3.9	-	3.9
Acquisition of non-controlling interests		-	-	-	-	(0.2)	(0.2)	(0.2)	(0.4)
Dividends	18	-	-	-	-	(37.9)	(37.9)	-	(37.9)
Balances, end of year	256,964,756		$440.7	$17.1	$(9.8)	$466.4	$914.4	$18.5	$932.9
The total retained earnings and accumulated other comprehensive (loss) income for the year ended March 31, 2012 was $548.2 million (2011 – $456.6 million).
The accompanying notes form an integral part of these Consolidated Financial Statements.

CAE Year-End Financial Results 2012 | 7

Consolidated Financial Statements

Consolidated Statement of Cash Flows

Years ended March 31
(amounts in millions of Canadian dollars)	Notes	2012	2011
Operating activities
Net income		$182.0	$160.9
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation of property, plant and equipment		92.3	85.2
Amortization of intangible and other assets		33.5	24.5
Financing cost amortization	23	1.6	1.8
Deferred income taxes	17	36.4	52.0
Investment tax credits		(14.5)	(17.7)
Share-based payments	24	4.7	16.2
Defined benefit pension plans	15	(13.1)	(12.0)
Amortization of other non-current liabilities		(12.0)	(8.7)
Other		(5.3)	3.1
Changes in non-cash working capital	25	(71.7)	(79.0)
Net cash provided by operating activities		$233.9	$226.3
Investing activities
Business combinations, net of cash and cash equivalents acquired	3	$(126.0)	$(71.3)
Joint venture, net of cash and cash equivalents acquired	4	(27.6)	(1.9)
Capital expenditures for property, plant and equipment		(165.7)	(111.3)
Proceeds from disposal of property, plant and equipment		34.4	1.5
Capitalized development costs		(42.8)	(22.6)
Enterprise resource planning (ERP) and other software		(17.3)	(18.5)
Other		5.0	(6.8)
Net cash used in investing activities		$(340.0)	$(230.9)
Financing activities
Net borrowing under revolving unsecured credit facilities	13	$14.2	$-
Net effect of current financial assets program	30	4.9	32.2
Proceeds from long-term debt, net of transaction costs	13	195.0	44.5
Repayment of long-term debt	13	(36.1)	(44.2)
Proceeds from finance lease	13	-	11.0
Repayment of finance lease	13	(32.8)	(33.5)
Dividends paid		(33.4)	(37.9)
Common stock issuance	18	4.4	2.8
Other		(0.7)	(2.8)
Net cash provided by (used in) financing activities		$115.5	$(27.9)
Net increase (decrease) in cash and cash equivalents		$9.4	$(32.5)
Cash and cash equivalents, beginning of year		276.4	312.9
Effect of foreign exchange rate changes on cash
and cash equivalents		1.5	(4.0)
Cash and cash equivalents, end of year		$287.3	$276.4
Supplemental information:
Dividends received		$4.7	$6.8
Interest paid		49.4	48.5
Interest received		4.7	3.7
Income taxes paid		26.9	14.9

The accompanying notes form an integral part of these Consolidated Financial Statements.

8 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

(Unless otherwise stated, all amounts are in millions of Canadian dollars)

The consolidated financial statements were authorized for issue by the board of directors on May 23, 2012.

NOTE 1 – NATURE OF OPERATIONS AND summary of SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

CAE Inc. and its subsidiaries (or the Company) design, manufacture and supply simulation equipment services and develop integrated training solutions for the military, commercial airlines, business aircraft operators, aircraft manufacturers, healthcare education and service providers and the mining industry. CAE’s flight simulators replicate aircraft performance in normal and abnormal operations as well as a comprehensive set of environmental conditions utilizing visual systems that contain an extensive database of airports, other landing areas, flying environments, motion and sound cues to create a fully immersive training environment. The Company offers a range of flight training devices based on the same software used on its simulators. The Company also operates a global network of training centres in locations around the world.

The Company’s operations are managed through five segments:

(i)    Training & Services/Civil (TS/C) – Provides business, commercial and helicopter aviation training for flight, cabin, maintenance and ground personnel and associated services;

(ii)   Simulation Products/Civil (SP/C) – Designs, manufactures and supplies civil flight simulation training devices and visual systems;

(iii)  Simulation Products/Military (SP/M) – Designs, manufactures and supplies advanced military training equipment and software tools for air forces, armies and navies;

(iv)   Training & Services/Military (TS/M) – Supplies turnkey training services, maintenance and support services, simulation-based professional services and in-service support solutions;

(v)    New Core Markets (NCM) – Provides, designs and manufactures healthcare training services and devices and mining services and tools.

CAE is a limited liability company incorporated and domiciled in Canada. The address of the main office is 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada, H4T 1G6. CAE shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange.

Basis of preparation

The key accounting policies applied in the preparation of these consolidated financial statements are described below. These policies have been consistently applied to all years presented, unless otherwise stated.

The consolidated financial statements of CAE have been prepared in accordance with Part I of the Canadian Institute of Chartered Accountants (CICA) Handbook (referred to as IFRS) as issued by the International Accounting Standards Board (IASB). The accounting policies and basis of preparation differ from those set out in the Annual Report for the year ended March 31, 2011, which was prepared in accordance with Part V of the CICA Handbook (referred to as previous Canadian Generally Accepted Accounting Principles (previous Canadian GAAP)). Details of the effect of the transition from previous Canadian GAAP to IFRS on the Company’s reported financial position, financial performance and cash flows are provided in Note 2. Comparative figures for fiscal 2011 in these consolidated financial statements have been restated to give effect to these changes.

The consolidated financial statements have been prepared under the historical cost convention, except for the following items measured at fair value: derivative financial instruments, financial instruments at fair value through profit and loss, available‑for‑sale financial assets and liabilities for cash-settled share-based arrangements, and as modified by the transitional provisions permitted by IFRS 1 (see Note 2).

The functional and presentation currency of CAE Inc. is the Canadian dollar.

Basis of consolidation

Subsidiaries

Subsidiaries are all entities (including special purpose entities) over which the Company has the power to govern the financial and operating policies to obtain benefits from its activities. Subsidiaries are fully consolidated from the date control is obtained and they are de-consolidated on the date control ceases. When subsidiaries’ financial statements are prepared in accordance with local GAAP, these financial statements are converted to IFRS for consolidation purposes.

All significant intercompany balances, transactions, income and expenses are eliminated in full. As well, profits and losses resulting from intercompany transactions that are recognized in assets, such as inventories and property, plant and equipment, are eliminated in full.

CAE Year-End Financial Results 2012 | 9

Notes to the Consolidated Financial Statements

Joint ventures

Joint ventures are accounted for under the proportionate consolidation method. Joint ventures are companies in which the Company exercises joint control by virtue of a contractual agreement. The Company’s investment in joint ventures includes goodwill identified on acquisition, net of any accumulated impairment loss.

Gains and losses realized on internal sales with joint ventures are eliminated, to the extent of the Company’s interest in the joint venture.

Business combinations

Business combinations are accounted for under the acquisition method. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Company, if any, at the date control is obtained. The consideration transferred includes the fair value of any liability resulting from a contingent consideration arrangement. Acquisition-related costs, other than share and debt issue costs incurred to issue financial instruments that form part of the consideration transferred, are expensed as incurred. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair value at the acquisition date. If a business combination is achieved in stages, the Company remeasures its previously held interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss, if any, in net income.

The excess of the consideration transferred over the fair value of the Company’s share of the identifiable net assets acquired is recorded as goodwill.

Contingent consideration classified as a provision is measured at fair value, with subsequent changes recognized in income. If the contingent consideration is classified as equity, it is not remeasured until it is finally settled within equity.

New information obtained during the measurement period, up to 12 months following the acquisition date, about facts and circumstances existing at the acquisition date will be accounted for as an adjustment to goodwill; otherwise, it will be recognized in income.

Non-controlling interests

Non-controlling interests (NCI) represent equity interests in subsidiaries owned by outside parties. The share of net assets of subsidiaries attributable to non-controlling interests is presented as a component of equity. NCI’s share of net income and comprehensive income is recognized directly in equity. Changes in the Company’s ownership interest in subsidiaries that do not result in a loss of control are accounted for as equity transactions.

The Company treats transactions with non-controlling interests as transactions with equity owners of the Company. For interests purchased from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals of non-controlling interests are also recorded in equity.

Financial instruments and hedging relationships

Financial instruments

Financial assets and financial liabilities

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments in the form of financial assets and financial liabilities are generally presented separately. Financial assets and financial liabilities, including derivatives, are recognized on the consolidated statement of financial position when the Company becomes a party to the contractual provisions of the financial instrument. On initial recognition, all financial instruments are measured at fair value.

The fair value of a financial instrument is the amount at which the financial instrument could be exchanged in an arm’s-length transaction between knowledgeable and willing parties under no compulsion to act. The best evidence of fair value at initial recognition is the transaction price (i.e., the fair value of the consideration given or received), unless the fair value of that instrument is evidenced by comparison with other observable current market transactions in the same instrument (i.e., without modification or repackaging) or based on a valuation technique whose variables include only data from observable markets. When there is a difference between the fair value of the consideration given or received at initial recognition and the amount determined using a valuation technique, such difference is recognized immediately in income unless it qualifies for recognition as some other type of asset or liability. Subsequent measurement of the financial instruments is based on their classification as described below. Financial assets and financial liabilities can be classified into one of these categories: fair value through profit and loss, held-to-maturity investments, loans and receivables, other financial liabilities and available-for-sale. The determination of the classification depends on the purpose for which the financial instruments were acquired and their characteristics. Except in very limited circumstances, the classification is not changed subsequent to the initial recognition.

10 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Financial instruments at fair value through profit and loss

Financial instruments classified at fair value through profit and loss (FVTPL) are carried at fair value at each reporting date with the change in fair value recorded in income. The FVTPL classification is applied when a financial instrument:

-         Is a derivative, including embedded derivatives accounted for separately from the host contract, but excluding those derivatives designated as effective hedging instruments;

-         Has been acquired or incurred principally for the purpose of selling or repurchasing in the near future;

-         Is part of a portfolio of financial instruments that are managed together and for which there is evidence of a recent actual pattern of short-term profit-taking; or

-         Has been irrevocably designated as such by the Company (fair value option).

Held-to-maturity investments, loans and receivables and other financial liabilities

Financial instruments classified as held-to-maturity investments, loans and receivables and other financial liabilities are carried at amortized cost using the effective interest method. Interest income or expense is included in income in the period as incurred.

Available-for-sale

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale or that are not classified in any of the preceding categories. Financial assets classified as available-for-sale are carried at fair value at each reporting date. Unrealized gains and losses, including changes in foreign exchange rates, are recognized in other comprehensive income (loss) (OCI) in the period in which the changes arise and are transferred to income when the assets are derecognized or an other than temporary impairment occurs. If objective evidence of impairment exists these changes are recognized in income in the period incurred. Also, any changes in the initial fair value resulting from currency fluctuation are recognized in income in the period incurred. If a reliable estimate of the fair value of an unquoted equity instrument cannot be made, this instrument is measured at cost, less any impairment losses. Dividends are recognized in income when the right of payment has been established.

As a result, the following classifications were determined:

(i)     Cash and cash equivalents, restricted cash and all derivative instruments, except for derivatives designated as effective hedging instruments, are classified as FVTPL;

(ii)    Accounts receivable, qualifying contracts in progress, non-current receivables and advances are classified as loans and receivables, except for those that the Company intends to sell immediately or in the near term, which are classified as FVTPL;

(iii)   Portfolio investments are classified as available-for-sale;

(iv)   Accounts payable and accrued liabilities and long-term debt, including interest payable, as well as finance lease obligations are classified as other financial liabilities, all of which are measured at amortized cost using the effective interest rate method;

(v)    To date, the Company has not classified any financial assets as held-to-maturity.

Transaction costs

Transaction costs that are directly related to the acquisition or issuance of financial assets and financial liabilities (other than those classified as FVTPL) are included in the fair value initially recognized for those financial instruments. These costs are amortized to income using the effective interest rate method.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are offset and the net amount is presented in the consolidated statement of financial position when the Company has a legally enforceable right to set off the recognized amounts and intends to settle on a net basis or to realize the assets and settle the liabilities simultaneously.

Impairment of financial assets

At each reporting date, the carrying amounts of the financial assets other than those to be measured at FVTPL are assessed to determine whether there is objective evidence of impairment. Impairment losses on financial assets carried at cost are reversed in subsequent periods if the amount of loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized.

Hedge accounting

Documentation

At the inception of a hedge, if the Company elects to use hedge accounting, the Company formally documents the designation of the hedge, the risk management objectives and strategy, the hedging relationship between the hedged item and hedging item and the method for testing the effectiveness of the hedge, which must be reasonably assured over the term of the hedging relationship and can be reliably measured. The Company formally assesses, both at inception of the hedge relationship and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items in relation to the hedged risk.

CAE Year-End Financial Results 2012 | 11

Notes to the Consolidated Financial Statements

Method of accounting

The method of recognizing fair value gains and losses depends on whether derivatives are at FVTPL or are designated as hedging instruments, and, if the latter, the nature of the risks being hedged. All gains and losses from changes in the fair value of derivatives not designated as hedges are recognized in income. When derivatives are designated as hedges, the Company classifies them either as: (a) hedges of the change in fair value of recognized assets or liabilities or firm commitments (fair value hedges); or (b) hedges of the variability in highly probable future cash flows attributable to a recognized asset or liability, a firm commitment or a forecasted transaction (cash flow hedges); or (c) hedges of a net investment of a foreign operation.

Fair value hedge

For fair value hedges outstanding, gains or losses arising from the measurement of derivative hedging instruments at fair value are recorded in income and the carrying amount of the hedged items are adjusted by gains and losses on the hedged item attributable to the hedged risks which are recorded in income.

Cash flow hedge

The effective portion of changes in the fair value of derivative instruments that are designated and qualify as cash flow hedges is recognized in OCI, while the ineffective portion is recognized immediately in income. Amounts accumulated in OCI are reclassified to income in the period in which the hedged item affects income. However, when the forecasted transactions that are hedged items result in recognition of non-financial assets (for example, inventories or property, plant and equipment), gains and losses previously recognized in OCI are included in the initial carrying value of the related non-financial assets acquired or liabilities incurred. The deferred amounts are ultimately recognized in income as the related non-financial assets are derecognized or amortized.

Hedge accounting is discontinued prospectively when the hedging relationship no longer meets the criteria for hedge accounting, when the designation is revoked, or when the hedging instrument expires or is sold. Any cumulative gain or loss directly recognized in OCI at that time remains in OCI until the hedged item is eventually recognized in income. When it is probable that a hedged transaction will not occur, the cumulative gain or loss that was recognized in OCI is recognized immediately in income.

Hedge of net investments in foreign operations

The Company has designated certain long-term debt as a hedge of CAE’s overall net investments in foreign operations whose activities are denominated in a currency other than the Company’s functional currency. The portion of gains or losses on the hedging item that is determined to be an effective hedge is recognized in OCI, net of tax and is limited to the translation gain or loss on the net investment.

Derecognition

Financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

-         The rights to receive cash flows from the asset have expired;

-         The Company has transferred its rights to receive cash flows from the asset and either has transferred substantially all the risks and rewards of the asset or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in income.

Foreign currency translation

Foreign operations

Assets and liabilities of subsidiaries that have a functional currency other than the Canadian dollar are translated from their functional currency to Canadian dollars at exchange rates in effect at the reporting date. The resulting translation adjustments are included in the foreign currency translation adjustment reserve in equity. Translation gains or losses related to long term intercompany account balances, which form part of the overall net investment in foreign operations, and those arising from the translation of debt denominated in foreign currencies and designated as hedges on the overall net investments in foreign operations are also included in the foreign currency translation adjustment reserve. Revenue and expenses are translated at the average exchange rates for the period.

When the Company reduces its overall net investment in foreign operations, which includes a reduction in the initial capital that does not result in a loss of control or through the settlement of inter-company advances that had been considered part of the Company’s overall net investment, the relevant amount in the foreign currency translation adjustment reserve is transferred to income.

12 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Transactions and balances

Monetary assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rate at the reporting date. Non-monetary assets and liabilities, and revenue and expense items denominated in foreign currencies are translated into the functional currency using the exchange rate prevailing at the dates of the respective transactions. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in income.

Cash and cash equivalents

Cash and cash equivalents consist of cash and highly-liquid investments with original terms to maturity of 90 days or less at the date of purchase.

Accounts receivable

Receivables are initially recognized at fair value and are subsequently carried at amortized cost, net of an allowance for doubtful accounts, based on expected recoverability. The amount of the allowance is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the original effective interest rate. The loss is recognized in income. Subsequent recoveries of amounts previously provided for or written-off are credited against the same account.

The Company is involved in a program in which it sells undivided interests in certain of its accounts receivable and contracts in progress: assets (current financial assets program) to third parties for cash consideration for an amount up to $150.0 million without recourse to the Company. The Company continues to act as a collection agent. These transactions are accounted for when the Company is considered to have surrendered control over the transferred accounts receivable and contracts in progress: assets.

Contracts in progress: assets

Contracts in progress, resulting from applying the percentage-of-completion method, are value based on materials, direct labour, relevant manufacturing overhead and estimated contract margins. (Refer to Accounts receivable for sale of contracts in progress: assets).

Inventories

Raw materials are valued at the lower of average cost and net realizable value. Spare parts to be used in the normal course of business are valued at the lower of cost, determined on a specific identification basis, and net realizable value.

Work in progress is stated at the lower of cost, determined on a specific identification basis, and net realizable value. The cost of work in progress includes material, labour and an allocation of manufacturing overhead, which is based on normal operating capacity.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale. In the case of raw materials and spare parts, the replacement cost is the best measure of net realizable value.

Property, plant and equipment

Property, plant and equipment are recorded at cost less any accumulated depreciation and any accumulated net impairment losses. Costs include expenditures that are directly attributable to the acquisition or manufacturing of the item. The cost of an item of property, plant and equipment that is initially recognized includes, when applicable, the initial present value estimate of the costs required to dismantle and remove the asset and restore the site on which it is located at the end of its useful life. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits are present and the cost of the item can be measured reliably. Updates on training devices are recognized in the carrying value of the training device if it is probable that the future economic benefits embodied with the part will flow to the Company and its cost can be measured reliably; otherwise, they are expensed. The costs of day-to-day servicing of property, plant and equipment are recognized in income as incurred.

A loss on disposal is recognized in income when the carrying value of a replaced item is derecognized, unless the item is transferred to inventories. If it is not practicable to determine the carrying value, the cost of the replacement and the accumulated depreciation calculated by reference to that cost will be used to derecognize the replaced part. Gains and losses on disposal of property, plant and equipment are determined by comparing the proceeds from disposal with its carrying amount, and are recognized net within other gains and losses.

CAE Year-End Financial Results 2012 | 13

Notes to the Consolidated Financial Statements

The different components of property, plant and equipment are recognized separately when their useful lives are materially different and such components are depreciated separately in income. Leased assets are depreciated over the shorter of the lease term and their useful lives. If it is reasonably certain that the Company will obtain ownership by the end of the lease term, the leased asset is depreciated over its useful life. Land is not depreciated. The estimated useful lives, residual values and depreciation methods are as follows:

	Method	Rates/Years
Buildings and improvements	Declining balance/Straight-line	2.5 to 10%/3 to 20 years
Simulators	Straight-line (10% residual)	Not exceeding 25 years
Machinery and equipment	Declining balance/Straight-line	20 to 35%/2 to 10 years
Aircraft	Straight-line (15% residual)	Not exceeding 12 years
Aircraft engines	Based on utilization	Not exceeding 3,000 hours

Depreciation methods, useful lives and residual values, when applicable, are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Leases

The Company leases certain property, plant and equipment from and to others. Leases where the Company has substantially all the risks and rewards of ownership are classified as finance leases. All other leases are accounted for as operating leases.

The Company as a lessor

With regards to finance leases, the asset is derecognized at the commencement of the lease and a gain (loss) is recognized in income. The net present value of the minimum lease payments and any discounted unguaranteed residual value are recognized as non‑current receivables. Income from operating leases is recognized on a straight-line basis over the term of the corresponding lease.

The Company as a lessee

Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased item and the present value of the minimum lease payments. Any initial direct costs of the lessee are added to the amount recognized as an asset. The corresponding obligations are included in long-term debt. Payments made under operating leases are charged to income on a straight-line basis over the period of the lease.

Sale and leaseback transactions

The Company engages in sales and leaseback transactions as part of the Company’s financing strategy to support investment in the civil and military training and services business. Where a sale and leaseback transaction results in a finance lease, any excess of sales proceeds over the carrying amount is deferred and amortized over the lease term. Where a sale and leaseback transaction results in an operating lease, and it is clear that the transaction is established at fair value, any profit or loss is recognized immediately. If the sales price is below fair value, the shortfall is recognized in income immediately except that, if the loss is compensated for by future lease payments at below market price, it is deferred and amortized in proportion to the lease payments over the period for which the asset is expected to be used. If the sale price is above fair value, the excess over fair value is deferred and amortized over the period the asset is expected to be used.

Intangible assets

Goodwill

Goodwill is measured at cost less accumulated impairment losses, if any.

Goodwill arises on the acquisition of subsidiaries and joint ventures. Goodwill represents the excess of the cost of an acquisition, including the Company’s best estimate of the fair value of contingent consideration, over the fair value of the Company’s share of the net identifiable assets of the acquired subsidiary or joint venture at the acquisition date.

Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units (CGUs) or groups of CGUs that are expected to benefit from the related business combination.

Research and development (R&D)

Research costs are expensed as incurred. Development costs are also charged to income in the period incurred unless they meet all the specific capitalization criteria established in IAS 38, Intangible Assets. Capitalized development costs are stated at cost and net of accumulated amortization and accumulated impairment losses, if any. Amortization of the capitalized development costs commences when the asset is available for use and is included in research and development expense.

Other intangible assets

Intangible assets acquired separately are measured at cost upon initial recognition. The cost of intangible assets acquired in a business combination is the fair value as at the acquisition date. Following initial recognition, intangible assets are carried at cost, net of accumulated amortization and accumulated impairment losses, if any.

14 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management. Subsequent costs are recognized in the carrying amount of the item if it is probable that the future economic benefits embodied with the item will flow to the Company and its cost can be measured reliably.

Gains and losses on disposal of intangible assets are determined by comparing the proceeds from disposal with its carrying amount and are recognized within other gains and losses.

Amortization
Amortization is calculated using the straight-line method for all intangible assets over their estimated useful lives as follows:

Amortization period
(in years)
Capitalized development costs	Not exceeding 10
Customer relationships	3 to 20
ERP and other software	3 to 10
Technology	3 to 15
Other intangible assets	2 to 20

Amortization methods and useful lives are reviewed and adjusted, if appropriate, on a prospective basis at each reporting date.

Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories, deferred tax assets and assets arising from employee benefits are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill and assets that have indefinite lives or that are not yet available for use are tested for impairment annually or at any time if an indicator of impairment exists.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. The recoverable amount is determined for an individual asset; unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. In such case, the CGU that the asset belongs to is used to determine the recoverable amount.

For the purposes of impairment testing, the goodwill acquired in a business combination is allocated to CGUs, which generally corresponds to its operating segments or one level below, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

An impairment loss is recognized if the carrying amount of an asset or CGU exceeds its estimated recoverable amount. Where the recoverable amount of a CGU to which goodwill has been allocated is lower than the CGU’s carrying amount, the related goodwill is impaired. Any remaining amount of impairment exceeding the impaired goodwill is recognized on a pro rata basis of the carrying amount of each asset in the respective CGU. Impairment losses are recognized in income.

The Company evaluates impairment losses, other than goodwill impairment, for potential reversals at each reporting date. An impairment loss is reversed if there is any indication that the loss has decreased or no longer exists due to changes in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Such reversal is recognized in income.

Borrowing costs

Borrowing costs that are directly attributable to the acquisition or construction of a qualifying asset are capitalized as part of the cost of the asset. A qualifying asset is one that necessarily takes a substantial period of time to get ready for its intended use or sale. Capitalization of borrowing costs ceases when the asset is completed and ready for productive use. All other borrowing costs are recognized as finance expense in income, as incurred.

CAE Year-End Financial Results 2012 | 15

Notes to the Consolidated Financial Statements

Other assets

Restricted cash

The Company is required to hold a defined amount of cash as collateral under the terms of certain subsidiaries’ external bank financing, government-related sales contracts and business combination arrangements.

Deferred financing costs

Deferred financing costs related to the revolving unsecured term credit facilities, when it is probable that some or all of the facilities will be drawn down, and deferred financing costs related to sale and leaseback agreements are included in other assets at cost and are amortized on a straight-line basis over the term of the related financing agreements.

Accounts payable and accrued liabilities

Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Provisions

Provisions are recognized when the Company has a present or legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Provisions are not recognized for future operating losses. Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as a finance expense. When there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.

Long-term debt

Long-term debt is recognized initially at fair value, net of transaction costs incurred. They are subsequently stated at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption value is recognized in income over the period of borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In these cases, the fee is deferred until the draw-down occurs. To the extent that there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a pre-payment for liquidity services and amortized over the period of the facility to which it relates.

Share capital

Common shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Accumulated other comprehensive income

Foreign currency translation

This is used to record exchange differences arising from the translation of the financial statements of foreign operations. It is also used to record the effect of hedging net investments in foreign operations.

Net changes in cash flow hedges

This represents the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred.

Net changes in available-for-sale

This records fair value changes on available-for-sale financial assets.

Defined benefit plan actuarial losses

This is used to record actuarial gains and losses of defined benefit plans in the period in which they occur.

16 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Revenue recognition

Multiple component arrangements

The Company sometimes enters into multiple component revenue arrangements, which may include a combination of design, engineering and manufacturing of flight simulators, as well as the provision of spare parts and maintenance. When a single sales transaction requires the delivery of more than one product or service (multiple components), the revenue recognition criteria are applied to the separately identifiable components. A component is considered separately identifiable if the delivered item has value to the customer on a stand-alone basis and the fair value associated with the product or service can be measured reliably.

The allocation of the revenue from a multiple component arrangement is based on the fair value of each element in relation to the fair value of the arrangement as a whole.

The Company's revenues can be divided into two main accounting categories: construction contracts and sales of goods and services.

Construction contracts

A construction contract is a contract specifically negotiated for the construction of an asset or of a group of assets, which are interrelated in terms of their design, technology, function, purpose or use. According to its characteristics, a construction contract can either be accounted for separately, be segmented into several components which are each accounted for separately, or be combined with another construction contract in order to form a single construction contract for accounting purposes in respect of which revenues and expense will be recognized.

Revenue from construction contracts for the design, engineering and manufacturing of training devices is recognized using the percentage-of-completion method when the revenue, contract costs to complete and the stage of contract completion at the end of the reporting period can be measured reliably and when the contract costs can be clearly identified and measured reliably so that actual contract costs incurred can be compared with prior estimates, and the economic benefits associated with the transaction will flow to the Company.

Provisions for estimated contract losses are recognized in the period in which the loss is determined. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. Warranty provisions are recorded when revenue is recognized based on past experience.

Progress payments received on construction contracts are deducted from the amount due from the customer as the contract is completed. Progress payments received before the corresponding work has been performed are classified as contracts in progress: liabilities.

The cumulative amount of costs incurred and profit recognized, reduced by losses and progress billing, is determined on a contract‑by‑contract basis. If this amount is positive it is classified as an asset. If this amount is negative it is classified as a liability.

Post-delivery customer support is billed separately, and revenue is recognized over the support period.

Sales of goods and services

Software arrangements

Revenue from off-the-shelf software sales is recognized when it is probable that the economic benefits will flow to the Company, the revenue can be measured reliably and delivery has occurred. Revenue from fixed-price software arrangements and software customization contracts that require significant production, modification, or customization of software fall under the scope of construction contracts and are recognized using the percentage-of-completion method.

Spare parts

Revenue from the sale of spare parts is recognized when the significant risks and rewards of ownership of the goods are transferred, the Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold, the revenue and the costs incurred in respect to the transaction can be measured reliably and the economic benefits associated with the transaction will flow to the Company.

Product maintenance

Revenue from maintenance contracts is generally recognized on the basis of the percentage-of-completion of the transaction when it is probable that the future economic benefits will flow to the Company and when the amount of revenue can be measured reliably.  Under the percentage-of-completion method, revenue is recorded as related costs are incurred, on the basis of the percentage of actual costs incurred to date, related to the estimated total costs to complete the contract.

Training and consulting services

Revenue from training and consulting services is recognized as the services are rendered, the revenue and the costs incurred or to be incurred in respect of the transaction can be measured reliably and the economic benefits associated with the transaction will flow to the Company.

For flight schools, cadet training courses are offered mainly by way of ground school and live aircraft flight. During the ground school phase, revenue is recognized in income on a straight-line basis, while during the live aircraft flight phase, revenue is recognized based on actual hours flown.

CAE Year-End Financial Results 2012 | 17

Notes to the Consolidated Financial Statements

Other

Sales incentives to customers

The Company may provide sales incentives in the form of credits, free products and services, and minimum residual value guarantees. Generally, credits and free products and services are recorded at their estimated fair value as a reduction of revenues or included in the cost of sales. Sales with minimum residual value guarantees are recognized in accordance with the substance of the transaction taking into consideration whether the risks and rewards of ownership have been transferred.

Non-monetary transactions

The Company may also enter into sales arrangements where little or no monetary consideration is involved. The non-monetary transactions are measured at the more reliable measure of the fair value of the asset given up and fair value of the asset received.

Deferred revenue

Cash payments received or advances currently due pursuant to contractual arrangements are recorded as deferred revenue until all of the foregoing conditions of revenue recognition have been met.

Employee benefits

Defined benefit pension plans

The Company maintains defined benefit pension plans that provide benefits based on length of service and final average earnings. The service costs and the pension obligations are actuarially determined for each plan using the projected unit credit method, management’s best estimate of expected plan investment performance, salary escalation, retirement ages of employees and life expectancy.

The defined benefit asset or liability comprises the present value of the defined benefit obligation at the reporting date, less past service costs not yet recognized and less the fair value of plan assets out of which the obligations are to be settled. The value of any employee benefit asset recognized is restricted to the sum of any past service costs not yet recognized and the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan (asset ceiling test). Minimum funding requirements may give rise to an additional liability to the extent they require paying contributions to cover an existing shortfall. Plan assets are not available to the creditors of the Company nor can they be paid directly to the Company. Fair value of plan assets is based on market price information. Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits.

Actuarial gains and losses arising from experience adjustments, changes in actuarial assumptions and the effect of any asset ceiling and minimum liability are recognized to OCI in the period in which they arise. Past service costs are recognized as an expense on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits are already vested following the introduction of, or changes to, a defined benefit plan, the Company recognizes past service costs immediately into income.

Defined contribution pension plans

The Company also maintains defined contribution plans for which the Company pays fixed contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in income as the services are provided.

Termination benefits

Termination benefits are recognized as an expense when the Company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognized as an expense, if the Company has made an offer of voluntary redundancy, based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the reporting date are discounted to their present value.

Share-based payment transactions

The Company’s five share-based payment plans are segregated into two categories of plans: Employee Stock Option Plan (ESOP), which is considered an equity-settled share-based payment plan; and Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) plan, Long-Term Incentive Deferred Share Unit (LTI-DSU) plan and Long-Term Incentive Restricted Share Unit (LTI-RSU) plan, which are considered cash-settled share-based payment plans.

For both categories, the fair value of the employee services received in exchange is recognized as an expense in income. Service and non-market performance conditions attached to the transactions are not taken into account in determining fair value.

For equity-settled plans, the cost of equity-settled transactions is measured at fair value using the Black-Scholes option pricing model. The compensation expense is measured at the grant date and recognized over the service period with a corresponding increase to equity-settled share-based payments reserve in equity. The cumulative expenses recognized for equity-settled transactions at each reporting date represents the extent to which the vesting period has expired and management’s best estimate of the number of equity instruments that will ultimately vest. For options with graded vesting, each tranche is considered a separate grant with a different vesting date and fair value, and each tranche is accounted for separately.

18 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

For cash-settled plans, a corresponding liability is recognized. The fair value of employee services received is calculated by multiplying the number of units expected to vest with the fair value of one unit as of grant date based on the market price of the Company’s common shares. The fair value of the ESPP is a function of the Company’s contributions. Until the liability is settled, the Company re-measures the fair value of the liability at the end of each reporting period and at the date of settlement, with any changes in fair value recognized in income for the period. The Company has entered into equity swap agreements with a major Canadian financial institution in order to reduce its cash and earnings exposure related to the fluctuation in the Company’s share price relating to the DSU and LTI-DSU programs.

Current and deferred income tax

Income tax expense comprises of current and deferred tax. An income tax expense is recognized in income except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the amount expected to be paid or recovered from taxation authorities on the taxable income/loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable/receivable in respect of previous years.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions, where appropriate, on the basis of amounts expected to be paid to the tax authorities.

Deferred tax is recognized using the balance sheet liability method, providing for temporary differences between the tax bases of assets or liabilities and their carrying amount for financial reporting purposes.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries, and jointly controlled entities, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets are recognized for all deductible temporary differences and carry forward of unused tax losses. The recognition of deferred tax assets are limited to the amount which is more likely than not to be realized.

Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer more likely than not that a recognized deferred income tax asset will be realized. Unrecognized deferred income tax assets are reassessed at each reporting date and are recognized to the extent that it has become more likely than not that an unrecognized deferred income tax asset will be realized.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities which intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

Investment tax credits

Investment tax credits (ITCs) arising from R&D activities are deducted from the related costs and are accordingly included in the determination of net income when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of property, plant and equipment and capitalized development costs are deducted from the cost of those assets with amortization calculated on the net amount.

Earnings per share

Earnings per share is calculated by dividing the net income for the period attributable to the common shareholders of the Company by the weighted average number of common shares outstanding during the period. The diluted weighted average number of common shares outstanding is calculated by taking into account the dilution that would occur if the securities or other agreements for the issuance of common shares were exercised or converted into common shares at the later of the beginning of the period or the issuance date unless it is anti-dilutive. The treasury stock method is used to determine the dilutive effect of the stock options. The treasury stock method is a method of recognizing the use of proceeds that could be obtained upon the exercise of options in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common shares at the average market price during the period. The Company has one category of dilutive potential common shares which is share options.

Dividend distribution

In the period in which the dividends are approved by the Company’s Board of Directors, the dividend is recognized as a liability in the Company’s financial statements.

CAE Year-End Financial Results 2012 | 19

Notes to the Consolidated Financial Statements

Government assistance

Government contributions are recognized where there is reasonable assurance that the contribution will be received and all attached conditions will be complied with by the Company.

The Company benefits from investment tax credits that are deemed to be equivalent to government contributions.

Contributions are received for Project New Core Markets from Investissement Québec (IQ) for costs incurred in R&D programs. Contributions were received in previous fiscal years for Project Phoenix from Industry Canada under the Technology Partnerships Canada (TPC) program and from IQ. Repayable government assistance are recognized as royalty obligations. The current portion is included as part of the accrued liabilities.

The obligation to repay royalties is recorded when the contribution is receivable and is estimated based on future projections. The obligation is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between government contributions and the discounted value of royalty obligations is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

The Company recognizes the Government of Canada’s participation in Project Falcon as an interest-bearing long-term obligation. The initial measurement of the accounting liability recognized to repay the lender is discounted using the prevailing market rates of interest, at that time, for a similar instrument (similar as to currency, term, type of interest rate, guarantees or other factors) with a similar credit rating. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution which is recognized as a reduction of costs or as a reduction of capitalized expenditures.

Use of judgements, estimates and assumptions

The preparation of the consolidated financial statements in conformity with IFRS requires the Company’s management (management) to make judgements, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses for the period reported. It also requires management to exercise its judgement in applying the Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumption and estimates are significant to the consolidated financial statements are disclosed below. Actual results could differ from those estimates. Changes will be reported in the period in which they are identified.

Business combinations

Business combinations are accounted for in accordance with the acquisition method; thus, on the date that control is obtained. The acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. Depending on the complexity of determining these valuations, the Company either consults with independent experts or develops the fair value internally by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and any changes in the discount rate applied.

Development costs

Development costs are recognized as intangible assets and are amortized over their useful lives when they meet the criteria for capitalization. Forecasted revenue and profitability for the relevant projects are used to assess compliance with the capitalization criteria and to assess the recoverable amount of the assets.

Impairment of non-financial assets

The Company’s impairment test for goodwill is based on fair value less costs to sell calculations and uses valuation models such as the discounted cash flows model. The cash flows are derived from the plan approved by management for the next five years. Cash flow projections take into account past experience and represent management’s best estimate about future developments. Cash flows after the five-year period are extrapolated using estimated growth rates. Key assumptions which management has based its determination of fair value less costs to sell include estimated growth rates, post-tax discount rates and tax rates. The post-tax discount rates were derived from the respective CGUs’ representative weighted average cost of capital which range from 8% to 12%. These estimates, including the methodology used, can have a material impact on the respective values and ultimately the amount of any goodwill impairment.

Likewise, whenever property, plant and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

Provisions

In determining the amount of the provisions, assumptions and estimates are made in relation to discount rates, the expected costs and the expected timing of the costs.

20 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Revenue recognition

The Company uses the percentage-of-completion method in accounting for its fixed-price contracts to deliver services and manufacture products.  Use of the percentage-of-completion method requires the Company to estimate the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete, percentage-of-completion estimates and revenues and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and earnings estimates is reflected in the period in which the need for a revision becomes known.

Defined benefit pension plans

The cost of defined benefit pension plans as well as the present value of the pension obligations is determined using actuarial valuations. The actuarial valuations involve making assumptions about discount rates, expected rates of return on assets, future salary increases, mortality rates and future pension increases. All assumptions are reviewed at each reporting date. Any changes in these assumptions will impact the carrying amount of pension obligations. In determining the appropriated discount rate management considers the interest rates of corporate bonds that are denominated in the currency in which the benefits will be paid with an AA/AAA rating, and that have terms to maturity approximating the terms of the related pension liability. The mortality rate is based on publicly available mortality tables for the specific country. Future salary increases and pension increases are based on expected future inflation rates for the specific country.

The expected return on plan assets is determined by considering the expected returns on the assets underlying the current investment policy applicable over to the period over which the obligation is to be settled.  For the purpose of calculating the expected return on plan assets, historical and expected future returns were considered separately for each class of assets based on the asset allocation and the investment policy.

Other key assumptions for pension obligations are based, in part, on current market conditions. See Note 15 for further details regarding assumptions used.

Share-based payments

The Company measures the cost of cash and equity-settled transactions with employees by reference to the fair value of the related instruments at the date at which they are granted. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires making assumptions and determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield.

Income taxes

The Company is subject to income tax laws in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. The determination of tax liabilities and assets involve certain uncertainties in the interpretation of complex tax regulations. The Company provides for potential tax liabilities based on the probability weighted average of the possible outcomes. Differences between actual results and those estimates could have an effect on the income tax liabilities and deferred tax liabilities in the period in which such determinations are made.

Deferred tax assets are recognized to the extent that it is more likely than not that taxable profit will be available against the losses that can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. The recorded amount of total deferred tax assets could be altered if estimates of projected future taxable income and benefits from available tax strategies are lowered, or if changes in current tax regulations are enacted that impose restrictions on the timing or extent of the Company’s ability to utilise future tax benefits.

Government assistance repayments

In determining the amount of repayable government assistance, assumptions and estimates are made in relation to discount rates, expected revenues and the expected timing of revenues, when relevant. Revenue projections take into account past experience and represent management’s best estimate about the future. Revenues after a five-year period are extrapolated using estimated growth rates depending on the estimated timing of repayments. The estimated repayments are discounted using average rates ranging from 8.5% to 13.0% based on terms of similar financial instruments. These estimates along with the methodology used to derive the estimates can have a material impact on the respective values and ultimately any repayable obligation in relation to government assistance. A 1% increase to the growth rates would increase the royalty obligation at March 31, 2012 by approximately $8.2 million.

CAE Year-End Financial Results 2012 | 21

Notes to the Consolidated Financial Statements

Future changes in accounting policies

Financial instruments

In November 2009, the IASB released IFRS 9, Financial Instruments, which is the first part of a three-part project to replace IAS 39, Financial Instruments: Recognition and Measurement. It addresses classification and measurement of financial assets and liabilities. IFRS 9 replaces the multiple category and measurement models of IAS 39 for debt instruments with a new mixed measurement model having two categories: amortized cost and fair value through profit or loss. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward in IFRS 9. However, the portion of the changes in fair value related to the Company’s own credit risk must be presented in OCI rather than in income. IFRS 9 is effective for annual periods beginning on or after January 1, 2015, with earlier application permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

In October 2010, the IASB amended IFRS 7, Financial Instruments: Disclosures. IFRS 7 was amended to require quantitative and qualitative disclosures for transfers of financial assets where the transferred assets are not derecognized in their entirety or the transferor retains continuing managerial involvement. If a substantial portion of the total amount of the transfer activity occurs in the closing days of a reporting period, the amendment also requires disclosure of supplementary information. These amendments are effective for annual periods beginning on or after July 1, 2011, with earlier application permitted. The Company is currently evaluating the impact of the amendments on its consolidated financial statements.

Consolidation

In May 2011, the IASB released IFRS 10, Consolidated Financial Statements, which replaces SIC-12, Consolidation – Special Purpose Entities, and parts of IAS 27, Consolidated and Separate Financial Statements. The new standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included in a company’s consolidated financial statements. The standard provides additional guidance to assist in the determination of control where it is difficult to assess. IFRS 10 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

Joint arrangements

In May 2011, the IAS released IFRS 11, Joint Arrangements, which supersedes IAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities – Non-monetary Contributions by Venturers. IFRS 11 focuses on the rights and obligations of a joint arrangement, rather than its legal form as is currently the case under IAS 31. The standard addresses inconsistencies in the reporting of joint arrangements by requiring the equity method to account for interest in jointly controlled entities. IFRS 11 is effective for annual periods beginning on or after January 1, 2013, with early application permitted. The Company currently uses proportionate consolidation to account for interests in joint ventures, but must apply the equity method under IFRS 11. Under the equity method, the Company’s share of net assets, net income and OCI of joint ventures will be presented as one-line items on the statement of financial position, the statement of income and the statement of comprehensive income, respectively.

Disclosure of interests in other entities

In May 2011, the IASB released IFRS 12, Disclosure of Interests in Other Entities. IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including joint arrangements, associates and unconsolidated structured entities. The standard requires an entity to disclose information regarding the nature and risks associated with its interests in other entities and the effects of those interests in its financial position, financial performance and cash flows. IFRS 12 is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

Fair value measurement

In May 2011, the IASB released IFRS 13, Fair Value Measurement. IFRS 13 defines fair value, sets out in a single IFRS a framework for measuring fair value and requires disclosures about fair value measurements. IFRS 13 applies when other IFRSs require or permit fair value measurements. It does not introduce any new requirements to measure an asset or a liability at fair value, change what is measured at fair value in IFRSs or address how to present changes in fair value. The standard is effective for annual periods beginning on or after January 1, 2013, with earlier application permitted. The Company is currently evaluating the impact of the standard on its consolidated financial statements.

Employee benefits

In June 2011, the IASB amended IAS 19, Employee Benefit. IAS 19 is amended to reflect significant changes to recognition and measurement of defined benefit pension expense and termination benefits by the elimination of the option to defer the recognition of actuarial gains and losses (the corridor approach) and expand the disclosure requirements. These amendments are effective for years beginning on or after January 1, 2013, with earlier application permitted. The Company is currently evaluating the impact of these amendments on its consolidated financial statements.

Financial statement presentation

In June 2011, the IASB amended IAS 1, Financial Statement Presentation, to change the disclosure of items presented in OCI, including a requirement to separate items presented in OCI into two groups based on whether or not they may be recycled to profit or loss in the future. The amendments are effective for annual periods beginning on or after July 1, 2012. The Company is currently evaluating the impact of the amendments on its consolidated financial statements.

22 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

NOTE 2 – FIRST-TIME ADOPTION OF IFRS

First-time adoption

For all periods up to and including the year ended March 31, 2011, the Company prepared its consolidated financial statements in accordance with previous Canadian GAAP. For periods beginning on or after April 1, 2011, the Company has transitioned to IFRS. Consequently, for the years ended March 31, 2012 and March 31, 2011, the Company has prepared its consolidated financial statements in accordance with IFRS.

This note explains the principal adjustments made by the Company in restating its previous Canadian GAAP equity as at April 1, 2010 and its previously published Canadian GAAP financial statements for the year ended March 31, 2011.

Exemptions applied

IFRS 1, First-Time Adoption of International Financial Reporting Standards, allows first-time adopters certain exemptions from the general requirement to apply IFRS retrospectively. The Company has applied the following exemptions:

i)      The Company has elected to recognize specific training devices at their estimated fair values and use those fair values as deemed cost at April 1, 2010;

ii)     The Company has elected to recognize all cumulative actuarial gains and losses of defined benefit plans deferred under previous Canadian GAAP in opening retained earnings at April 1, 2010;

iii)    The Company has deemed the cumulative foreign currency translation adjustment for foreign operations at April 1, 2010 to be zero, with the adjustment recorded against opening retained earnings;

iv)    The Company has elected to apply the requirement of IAS 23, Borrowing Costs, whereby interest must be capitalized to qualifying assets beginning only after April 1, 2010;

v)     The Company has elected not to apply IFRS 3 (as amended in 2008), Business Combinations, to business combinations that occurred before April 1, 2010. Consequently, as at April 1, 2010, the carrying amount of goodwill under IFRS is equal to the carrying amount of goodwill under previous Canadian GAAP.

Reconciliation of equity as reported under previous Canadian GAAP to IFRS

		March 31	April 1
(amounts in millions)	Notes	2011	2010
Shareholders' equity as previously reported under previous Canadian GAAP		$1,269.4	$1,155.8
IFRS adjustments decrease:
Government assistance (1)	A	(104.4)	(100.4)
Property, plant and equipment (1)	B	(65.0)	(68.4)
Employee benefits	C	(49.7)	(57.1)
Borrowing costs (1)	D	(26.4)	(23.0)
Leases (1)	E	(22.9)	(23.3)
Revenue	F	(5.5)	(6.0)
Income taxes and other	G	(81.1)	(77.2)
Equity attributable to equity holders of the Company under IFRS		$914.4	$800.4
Non-controlling interests	H	18.5	18.0
Total equity as reported under IFRS		$932.9	$818.4

(1) Certain tax effects for these adjustments are included in income taxes and other.

CAE Year-End Financial Results 2012 | 23

Notes to the Consolidated Financial Statements

Reconciliation of net income as reported under previous Canadian GAAP to IFRS
		Previous
Year ended March 31, 2011		Canadian
(amounts in millions, except per share amounts)	Notes	GAAP	Adjustment	IFRS
Revenue	F	$1,629.0	$1.8	$1,630.8
Cost of sales	A, B, D-F	1,102.7	(20.7)	1,082.0
Gross profit		$526.3	$22.5	$548.8
Research and development expenses		46.4	(1.9)	44.5
Selling, general and administrative expenses	A, C, D, G	238.9	1.0	239.9
Other losses (gains) – net		(18.3)	0.1	(18.2)
Operating profit		$259.3	$23.3	$282.6
Finance income	A	(4.1)	(0.3)	(4.4)
Finance expense	A, D, E	34.8	29.6	64.4
Finance expense – net		$30.7	$29.3	$60.0
Earnings before income taxes		$228.6	$(6.0)	$222.6
Income tax expense	G	58.8	2.9	61.7
Net income		$169.8	$(8.9)	$160.9
Attributable to:
Equity holders of the Company		$169.8	$(9.5)	$160.3
Non-controlling interests	H	-	0.6	0.6
Earnings per share from continuing operations
attributable to equity holders of the Company
Basic and Diluted		$0.66	$(0.04)	$0.62
Weighted average number of
shares outstanding (basic)		256.7	-	256.7
Weighted average number of
shares outstanding (diluted)		257.3	0.2	257.5

Reconciliation of comprehensive income as reported under previous Canadian GAAP to IFRS
		Previous
Year ended March 31, 2011		Canadian
(amounts in millions)	Notes	GAAP	Adjustment	IFRS
Net income		$169.8	$(8.9)	$160.9
Other comprehensive income (loss):
Foreign currency translation adjustment	B-H	$(24.1)	$3.7	$(20.4)
Net changes in cash flow hedge		(0.6)	-	(0.6)
Net changes in available-for-sale financial instruments		-	(0.1)	(0.1)
Defined benefit plan actuarial gains adjustment	C	-	6.3	6.3
Other comprehensive income (loss)		$(24.7)	$9.9	$(14.8)
Total comprehensive income		$145.1	$1.0	$146.1
Total comprehensive income attributable to:
Equity holders of the Company		$145.1	$0.3	$145.4
Non-controlling interests		-	0.7	0.7
Total comprehensive income		$145.1	$1.0	$146.1

24 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Reconciliation of financial position as reported under previous Canadian GAAP to IFRS

	Previous				Previous
		Canadian	March 31, 2011		Canadian	April 1, 2010
(amounts in millions)	Notes	GAAP	Adjustment	IFRS	GAAP	Adjustment	IFRS
Assets
Cash and cash equivalents		$276.4	$-	$276.4	$312.9	$-	$312.9
Accounts receivable	H	296.9	(0.1)	296.8	237.5	0.7	238.2
Contracts in progress : assets	F, H	207.9	22.6	230.5	220.6	(15.1)	205.5
Inventories	F	125.1	(0.8)	124.3	126.9	(0.1)	126.8
Prepayments	E	54.5	(11.0)	43.5	33.7	(9.5)	24.2
Income taxes recoverable	A, G, H	52.2	6.6	58.8	24.3	6.4	30.7
Future income taxes	H	9.2	(9.2)	-	7.1	(7.1)	-
Derivative financial assets	H	-	18.9	18.9	-	27.9	27.9
Total current assets		$1,022.2	$27.0	$1,049.2	$963.0	$3.2	$966.2
Property, plant and equipment	A, B, D, E	1,180.1	30.9	1,211.0	1,147.2	49.9	1,197.1
Intangible assets	A, D, H	178.8	197.0	375.8	125.4	165.0	290.4
Goodwill	H	198.5	(198.5)	-	161.9	(161.9)	-
Deferred tax assets	D, G, H	76.7	(56.0)	20.7	82.9	(58.2)	24.7
Derivative financial assets	H	-	11.6	11.6	-	15.1	15.1
Other assets	C, H	201.6	(52.6)	149.0	141.5	(43.7)	97.8
Total assets		$2,857.9	$(40.6)	$2,817.3	$2,621.9	$(30.6)	$2,591.3
Liabilities and equity
Accounts payable and
accrued liabilities	A,C, E, H	$527.1	$24.8	$551.9	$467.8	$25.2	$493.0
Provisions	H	-	20.9	20.9	-	32.1	32.1
Income taxes payable	H	-	12.9	12.9	-	6.5	6.5
Contracts in progress : liabilities	F, H	173.3	(47.5)	125.8	199.7	(32.3)	167.4
Current portion of long-term debt	E	30.7	55.5	86.2	51.1	17.4	68.5
Future income taxes	H	31.8	(31.8)	-	23.0	(23.0)	-
Derivative financial liabilities	H	-	12.4	12.4	-	9.3	9.3
Total current liabilities		$762.9	$47.2	$810.1	$741.6	$35.2	$776.8
Provisions	H	-	10.4	10.4	-	8.2	8.2
Long-term debt	E	443.8	130.2	574.0	441.6	159.3	600.9
Royalty obligations	A	-	161.6	161.6	-	148.0	148.0
Employee benefits obligations	C, H	-	62.8	62.8	-	81.4	81.4
Deferred gains and other
non-current liabilities	H	262.6	(75.0)	187.6	200.5	(71.2)	129.3
Deferred tax liabilities	A-C, E-H	119.2	(54.7)	64.5	82.4	(69.2)	13.2
Derivative financial liabilities	H	-	13.4	13.4	-	15.1	15.1
Total liabilities		$1,588.5	$295.9	$1,884.4	$1,466.1	$306.8	$1,772.9
Equity
Share capital	H	$445.9	$(5.2)	$440.7	$441.5	$(5.2)	$436.3
Contributed surplus	H	13.5	3.6	17.1	10.9	3.3	14.2
Accumulated other comprehensive (loss) income	H	(240.1)	230.3	(9.8)	(215.4)	226.8	11.4
Retained earnings	A-H	1,050.1	(583.7)	466.4	918.8	(580.3)	338.5
Equity attributable to equity
holders of the Company	A-H	$1,269.4	$(355.0)	$914.4	$1,155.8	$(355.4)	$800.4
Non-controlling interests	H	-	18.5	18.5	-	18.0	18.0
Total equity		$1,269.4	$(336.5)	$932.9	$1,155.8	$(337.4)	$818.4
Total liabilities and equity		$2,857.9	$(40.6)	$2,817.3	$2,621.9	$(30.6)	$2,591.3

CAE Year-End Financial Results 2012 | 25

Notes to the Consolidated Financial Statements

Summary reconciliation of statement of cash flows as reported under previous Canadian GAAP to IFRS
		Previous
Year ended March 31, 2011		Canadian
(amounts in millions)	Notes	GAAP	Adjustment	IFRS
Cash flows provided by (used in) operating activities	E, H	$247.0	$(20.7)	$226.3
Cash flows (used in) provided by investing activities		(237.3)	6.4	(230.9)
Cash flows (used in) provided by financing activities	E, H	(42.2)	14.3	(27.9)

The following items explain the most significant and pertinent restatements to the financial statements resulting from the application of IFRS.

A)  IAS 20 and IAS 32 –  Accounting for government grants and disclosure of government assistance and financial instrument: presentation

Royalty arrangements with the government

Previous Canadian GAAP accounting policy

With the exception of the Government of Canada’s contributions for Project Falcon, other government contributions are recorded as a reduction of the related R&D program costs or as a reduction in the program’s capitalized expenditures.

A liability to repay the government contribution is recognized when conditions arise and the repayment thereof is reflected in the consolidated income statement when royalties become due.

Contributions for Project Falcon are recognized as an interest-bearing long-term obligation. The difference between the face value of the long-term obligation and the discounted value of the long-term obligation is accounted for as a government contribution and is recognized as a reduction of costs or as a reduction of capitalized expenditures.

IFRS accounting policy

Repayable government assistance arrangements are recognized as royalty obligations. The obligation to repay royalties is recorded when the contribution is received and is estimated based on future projections. Subsequent re-measurement of these obligations is recognized in income.

April 1, 2010 statement of financial position impact

As a result of applying the IFRS policy, a royalty obligation, recorded at a discounted value and accreted over time, was recorded on the statement of financial position in the amount of $156.6 million (including the current portion), with an offsetting decrease in equity of $100.4 million, net of a deferred tax impact of $36.8 million. As well, an increase in assets of $19.4 million was recorded to retroactively affect government assistance that were recognized as a reduction of costs and a reduction of capital expenditures, respectively, in accordance with previous Canadian GAAP.

Impact on net income for the year ended March 31, 2011

When compared to the amount recognized under previous Canadian GAAP, cost of sales was reduced by $7.6 million as royalty expenses from arrangements with the government on R&D programs are not recognized under IFRS. Conversely, finance expense related to government royalty obligations increased by $13.3 million.

Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

B)  IAS 16 –  Property, plant and equipment (PP&E)

IFRS 1 Exemption – fair value as deemed cost

Exemption applied	The company elected to use fair value as deemed cost on the date of transition for specific items of property, plant and equipment.
April 1, 2010 statement of financial position impact

PP&E decreased by $76.4 million and equity decreased by $61.8 million, net of a deferred tax impact of $14.6 million. The aggregate of the fair values for these specific training devices was $159.0 million at April 1, 2010.

Impact on net income for the year ended March 31, 2011	When compared to the amount recognized under previous Canadian GAAP, cost of sales was reduced by $5.5 million, given the lower depreciation of specific training devices.
Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

26 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Componentization

Previous Canadian GAAP accounting policy

The cost of an item of PP&E made up of significant separable component parts is allocated to the component parts when practicable and when an estimate can be made of the lives of the separate components.

IFRS accounting policy

Each part of an item of PP&E with a cost that is significant in relation to the total cost of the item, and which has a useful life which is different than the main asset, must be depreciated separately.

April 1, 2010 statement of financial position impact

Certain buildings are separated into components. The three components identified were: the roof, the heating and cooling system and the rest of the building. The impact of componentization resulted in a decrease in PP&E of $2.0 million on April 1, 2010.

Impact on net income for the year ended March 31, 2011	When compared to the amount recognized under previous Canadian GAAP, cost of sales increased by $0.2 million given the reduced depreciation periods of certain components of buildings.
Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

De-recognition

Previous Canadian GAAP accounting policy

PP&E are recorded at cost less accumulated depreciation, net of any impairment charges. Subsequent costs are capitalized if they constitute an asset betterment or are expensed if they constitute a repair or maintenance.

IFRS accounting policy

Upon replacement of a component, a loss on disposal is recognized to income when the carrying value of a replaced item is de-recognized, unless the item is transferred to inventories. If it is not practical to determine such carrying value, the cost and accumulated depreciation are calculated by reference to the cost of the replacement part.

April 1, 2010 statement of financial position impact	The impact of retroactively considering past de-recognitions resulted in a decrease in PP&E of $6.5 million on April 1, 2010.
Impact on net income for the year ended March 31, 2011

When compared to the amount recognized under previous Canadian GAAP, cost of sales increased by $1.4 million given the de-recognition of specific components on certain devices during the fourth quarter of fiscal 2011, partially offset by reduced depreciation resulting from the reduction in PP&E upon the transition to IFRS.

Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

C)  IAS 19 –  Employee benefits

IFRS 1 Exemption and accounting impact on our continuing operations –  actuarial gains and losses

Previous Canadian GAAP accounting policy

The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is not immediately recognized in income, but is amortized over the remaining service period of active employees (corridor approach). Unrecognized actuarial gains and losses below the corridor are deferred.

IFRS 1 exemption applied and IFRS accounting policy

The Company elected to recognize all cumulative actuarial gains and losses of defined benefit plans deferred under previous Canadian GAAP in opening retained earnings.

Subsequently, actuarial gains and losses for the Company’s defined benefit plans are recognized in the period in which they occur on the statement of financial position and in other comprehensive income.

April 1, 2010 statement of financial position impact

The effect of recognizing all cumulative actuarial gains and losses on April 1, 2010 resulted in a decrease in other assets of $29.6 million and an additional recognition of employee benefit obligations in the amount of $25.7 million. Equity also decreased by $40.7 million after consideration of a deferred tax impact of $14.6 million.

Impact on net income for the year ended March 31, 2011	When compared to the amount recognized under previous Canadian GAAP, general and administrative expenses were reduced by $2.2 million given the reduced amortization of actuarial gains and losses.
Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

CAE Year-End Financial Results 2012 | 27

Notes to the Consolidated Financial Statements

Actuarial valuations

Previous Canadian GAAP accounting policy	It is possible to value pension assets and obligations up to three months prior to year-end.
IFRS accounting policy	Pension assets and obligations are required to be valued as at the statement of financial position date.
April 1, 2010 statement of financial position impact

The effect of the change in measurement date resulted in an increase in the employee benefits obligation of $17.0 million, with an offsetting decrease in equity of $12.4 million, net of a deferred tax impact of $4.6 million.

Impact on net income for the year ended March 31, 2011	When compared to the amount recognized under previous Canadian GAAP, general and administrative expenses increased by $1.1 million.
Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

Past service costs

Previous Canadian GAAP accounting policy	Past service costs are amortized on a straight-line basis over the average remaining service period of active employees expected to receive benefits under the plan up to the full eligibility date.
IFRS accounting policy

Past service costs are recognized as an expense on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits are already vested following the introduction of, or changes to, a defined benefit plan, past service costs are recognized immediately.

April 1, 2010 statement of financial position impact

The effect of recognizing benefits that have already vested resulted in an increase in the employee benefits obligation of $4.8 million, with an offsetting decrease in equity of $3.5 million, net of a deferred tax impact of $1.3 million.

Impact on net income for the year ended March 31, 2011	There is no significant impact when compared to the amount recognized under previous Canadian GAAP.
Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

D)  IAS 23 –  Borrowing costs

IFRS 1 Exemption – borrowing costs

Exemption applied	The Company elected to apply the requirement of IAS 23, Borrowing Costs, whereby interest must be capitalized to qualifying assets beginning only on April 1, 2010.
April 1, 2010 statement of financial position impact

Unamortized capitalized interest prior to April 1, 2010 was eliminated as an adjustment to retained earnings and resulted in a decrease in PP&E and intangible assets of $23.5 million and $1.7 million respectively, with an offsetting decrease in equity of $23.0 million, net of a deferred tax impact of $2.2 million.

Impact on net income for the year ended March 31, 2011

When compared to the amount recognized under previous Canadian GAAP, cost of sales decreased by $0.8 million due to lower amortization resulting from the elimination of unamortized capitalized interest. However, finance expense increased by $4.3 million given that interest on certain assets did not qualify for capitalization. Under previous Canadian GAAP, this interest was capitalized to the cost of the related asset.

Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

28 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

E)   IAS 17 – Leases

Classification

Previous Canadian GAAP accounting policy

Under previous Canadian GAAP, a lease is classified as either a capital (finance) lease or as an operating lease. Lease classification is dependent on whether substantially all of the benefits and risks of ownership of a leased asset are transferred to the lessee and the assessment is made at the inception of the lease. Quantitative thresholds are given to determine classification of the leases.

IFRS accounting policy

Lease classification under IFRS is also dependent on whether substantially all the benefits and risks of ownership of a leased asset are transferred to the lessee at the inception of the lease. No quantitative thresholds are offered, and additional qualitative indicators are provided.

April 1, 2010 statement of financial position impact

Material lease arrangements, previously classified as operating leases, are recognized on the statement of financial position as finance leases. These include certain simulators installed in the Company’s global network of training centres and specific buildings.

The impact of reclassifying these leases resulted in an increase in PP&E of $150.7 million and a corresponding increase to long-term debt, including the current portion in the amount of $176.5 million on April 1, 2010. Equity decreased by $23.3 million, net of a deferred tax impact of $12.0 million.

Impact on net income for the year ended March 31, 2011

When compared to the amount recognized under previous Canadian GAAP, cost of sales decreased by $10.5 million, mainly due to the reversal of rent expense, which was partially offset by the depreciation incurred on the assets that changed lease classification. Conversely, finance expense increased by $11.1 million mainly due to interest accretion on the long-term debt.

Impact on statement of cash flows

Under previous Canadian GAAP, payments for certain simulators installed in the Company’s global network of training centres and specific buildings previously classified as operating leases were classified as cash flows from operating activities. Under IFRS, given that these leases are recognized on the statement of financial position as finance leases, such payments are treated as financing activities. For the year ended March 31, 2011, cash flows from operating and financing activities were adjusted by $17.5 million as the lease obligations were repaid.

F)   IAS 18 – Revenue

Long-term service arrangements

Previous Canadian GAAP accounting policy

Generally, revenue from long-term maintenance contracts is recognized into income on a straight-line method over the contract period, or in situations when it is clear that costs will be incurred on other than a straight-line basis, based on historical evidence, revenue is recognized over the contract period in proportion to the costs expected to be incurred in performing services under the contract (the percentage-of-completion or POC method).

IFRS accounting policy

The notion that historical evidence is needed to recognize revenue under the POC method of accounting is not necessary. As a result, for service contracts where POC accounting more appropriately estimates the outcome of the contract, revenue recognition using the straight‑line method is not appropriate.

April 1, 2010 statement of financial position impact	The effect of retroactively applying the POC method for certain limited arrangements had a negative effect on retained earnings of $6.0 million.
Impact on net income for the year ended March 31, 2011	Revenue increased by $1.9 million, while cost of sales increased by $0.7 million.
Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

CAE Year-End Financial Results 2012 | 29

Notes to the Consolidated Financial Statements

G)  Income taxes and other

Unrecognized deferred tax assets

IFRS accounting policy

Certain transitional adjustments have resulted in the computation of additional deferred tax assets but given that IFRS imposes restrictions on the full recognition of future taxes by requiring that they be recognized only to the extent that their realization is probable, certain future tax assets have not been recognized as some benefits are expected to materialize in periods subsequent to the period meeting the probability of recovery test required to support such assets.

April 1, 2010 statement of financial position impact	Future tax assets were recognized only to the extent that their realization is probable.
Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

IFRS 3 - Business combinations

Acquisition costs

Previous Canadian GAAP accounting policy

Acquisition-related costs are costs an acquirer incurs to effect a business combination. Under previous Canadian GAAP, direct costs of a business acquisition are capitalized as part of the purchase price allocation while indirect costs are expensed.

IFRS accounting policy

The acquirer accounts for all acquisition-related costs as expenses in the periods in which the costs are incurred and the services are received, with the exception of costs to issue debt or equity securities.

April 1, 2010 statement of financial position impact	No impact given the IFRS 1 election to apply IFRS 3 to business combinations that occurred on or after April 1, 2010.
Impact on net income for the year ended March 31, 2011	As a result of expensing the acquisition costs, general and administrative expenses increased by $2.5 million.
Impact on statement of cash flows	There is no significant impact when compared to the cash flows recognized under previous Canadian GAAP.

30 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

H)  Reclassifications

Below are some of the significant reclassification differences:

Previous Canadian GAAP	IFRS

    Derivative financial assets are included in Accounts receivable and Other assets, while derivative financial liabilities are included in Accounts payable and accrued liabilities and Deferred gains and other long-term liabilities.

 Derivative financial assets and derivative financial liabilities are separately identified.

    Current and long-term portions of future income tax assets and liabilities are segregated as the Company presents a classified statement of financial position. Classification is based on classification of the asset or liability to which the future taxes relate. If a future tax balance is not related to an asset or liability recognized for accounting purposes, it is classified according to the date on which the balance is expected to be realized.

 Deferred tax balances are not classified as current assets or current liabilities. All deferred tax balances are classified as long-term assets or liabilities.
 Provisions are included in the balance of Accounts payable and accrued liabilities and Deferred gains and other long-term liabilities.	 Provisions are separately identified on the statement of financial position.
 Employee benefit liabilities are presented in Deferred gains and other long-term liabilities.	 Employee benefit liabilities are separately identified.
 Income taxes payable are presented in Accounts payable and accrued liabilities.	 Income taxes payable are separately identified.

    Non-controlling interest is included on the statement of financial position in Deferred gains and other long-term liabilities. Net income is shown net of any earnings or losses attributed to non-controlling interests.

    Goodwill is separately identified.

    Certain accounts receivables and contracts in progress assets are sold to third parties for cash consideration through a financial asset program.

    The non-controlling interests’ share of the net assets of subsidiaries is included in equity and their share of the comprehensive income of subsidiaries is allocated directly to equity.

    Goodwill is presented in Intangible assets.

    Certain contracts in progress assets sold through the financial asset program are not eligible for de-recognition. As a result, the cash consideration received for these assets are classified in the current portion of long-term debt.

For the year ended March 31, 2011, cash flows from operating activities decreased by $32.2 million and cash flows from financing activities increased by the same amount.

CAE Year-End Financial Results 2012 | 31

Notes to the Consolidated Financial Statements

NOTE 3 – BUSINESS COMBINATIONS

Fiscal 2012 acquisitions

As at March 31, 2012, the Company entered into business combination transactions for a total cost of $131.4 million.

An amount of $0.7 million of acquisition-related costs was included in general and administrative expenses in the consolidated income statement for the year ended March 31, 2012.

Medical Education Technologies, Inc.

In August 2011, the Company acquired 100% of the shares of Medical Education Technologies, Inc. (METI). With this acquisition, the Company gains global market access, expands CAE’s product and services offering and acquired simulation-based technology for healthcare.

The preliminary determination of the fair value for the above acquisition of the net identifiable assets acquired and liabilities assumed is included in the following table. The fair value of the acquired identifiable intangible assets of $39.0 million (including technology and customer relationships) is still provisional for the period ended March 31, 2012 and will be until the valuations for those assets are finalized. Preliminary goodwill of $99.1 million arising from the acquisition of METI is attributable to the advantages gained, which include:

-         A platform that immediately propels the Company to an important position by providing access to the human patient simulator segment, a significant segment of the overall healthcare simulation market;

-         An expanded customer base for CAE Healthcare, enabling the offering of the existing portfolio of solutions to a much broader market;

-         An experienced management team with subject matter expertise and industry know-how.

The fair value of the acquired accounts receivable was $9.7 million. Gross contractual amounts receivable amount to $10.5 million, but $0.8 million of this amount is not expected to be collected.

The revenue and operating profit included in the consolidated income statement from METI since the acquisition date is $35.9 million and $0.6 million respectively. Had METI been consolidated from April 1, 2011, the consolidated income statement would have shown additional revenue and operating profit from METI of $31.0 million and $1.8 million respectively. These pro-forma amounts are estimated based on the operations of the acquired business prior to the business combination by the Company, but are adjusted to reflect the Company’s accounting policies where significant. The amounts are provided as supplemental information and are not necessarily indicative of future performance.

Haptica Limited

In July 2011, the Company acquired the assets and intellectual property of Haptica Limited (Haptica). The acquisition serves to add to CAE Healthcare’s surgical solution offering.

The fair value for the above acquisition of the net identifiable assets acquired and liabilities assumed is included in the following table as part of Other. The fair value of the acquired identifiable assets amounted to $0.7 million (including technology and intellectual property rights) and no goodwill is recognized from this acquisition.

Flight Simulator-Capital L.P.

In March 2012, the Company acquired the outstanding 80.5% of the interests in Flight Simulator-Capital L.P. (Simucap) that it previously did not own.  With this acquisition, CAE owns 100% of the units of Simucap. The acquisition provides CAE with control of a financing vehicle that offers lease financing for CAE’s civil flight simulators and access to financing of up to 85% of the equipment value available from Export Development Canada.  The structure allows CAE to provide more financing alternatives to customers.

The preliminary determination of the fair value for the above acquisition of the net identifiable assets acquired and liabilities assumed is also included in the following table as part of Other. No goodwill is recognized from this acquisition.

Other

Adjustments to the determination of the net identifiable assets acquired and liabilities assumed for certain fiscal 2011 acquisitions were also completed during the fiscal year and resulted in an adjustment to goodwill of nil.  Remaining additional consideration outstanding for previous years’ acquisitions amounts to $9.0 million which is contingent on certain conditions being satisfied.

32 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Fiscal 2011 acquisitions

In fiscal 2011, the Company entered into business combination transactions for a total cost of $76.8 million. An amount of $2.5 million of acquisition-related costs was included in general and administrative expenses in the consolidated income statement for the year ended March 31, 2011.

Datamine Corporate Limited

The Company acquired Datamine Corporate Limited (Datamine). Datamine is a supplier of mining optimization software tools and services.

Academia Aeronautica de Evora S.A.

The Company acquired the remaining non-controlling interest of Academia Aeronautica de Evora S.A. (AAE).

Century Systems Technologies Inc.

The Company acquired Century Systems Technologies Inc. (Century). Century is a supplier of geological data management and governance systems to the mining industry.

RTI International’s Technology Assisted Learning

The Company acquired the assets of RTI International’s Technology Assisted Learning (TAL) business unit. TAL designs, manufactures and delivers maintenance trainers as well as virtual desktop trainers.

CHC Helicopter’s Helicopter Flight Training Operations

The Company acquired the assets of CHC Helicopter’s Helicopter Flight Training Operations (CHC Helicopter’s HFTO) in order to provide training to helicopter pilots and maintenance engineers as well as provide general training, pilot provisioning and search and rescue training support.

Net assets acquired and liabilities assumed arising from the acquisitions are as follows:

As at March 31	METI	Other	Total	Total
(amounts in millions)	2012	2012	2012	2011
Current assets (1)	$17.3	$0.5	$17.8	$23.0
Current liabilities	(19.6)	(0.1)	(19.7)	(21.1)
Property, plant and equipment	3.3	-	3.3	8.9
Other assets	0.1	20.5	20.6	1.1
Intangible assets	39.0	0.7	39.7	26.1
Goodwill (2)	99.1	-	99.1	36.2
Deferred income taxes	(8.1)	-	(8.1)	(1.7)
Non-current liabilities	(5.4)	(20.7)	(26.1)	(2.5)
Fair value of the net assets acquired, excluding cash position
at acquisition	$125.7	$0.9	$126.6	$70.0
Other	-	-	-	0.2
Cash and cash equivalents in subsidiary acquired	3.3	1.5	4.8	6.6
Total purchase consideration	$129.0	$2.4	$131.4	$76.8
Purchase price payable	(0.2)	(0.1)	(0.3)	(0.7)
Other	-	(0.3)	(0.3)	-
Total purchase consideration settled in cash	$128.8	$2.0	$130.8	$76.1
Additional consideration related to previous fiscal year's acquisitions	-	-	-	1.8
Total cash consideration	$128.8	$2.0	$130.8	$77.9

(1) Excluding cash on hand
(2) This goodwill is not deductible for tax purposes.

The net assets of CHC Helicopter’s HFTO and AAE are included in the Training & Services/Civil segment. The net assets of TAL are included in the Simulation Products/Military segment. The net assets of METI, Haptica, Datamine and Century are included in the New Core Markets segment. The net assets of Simucap are not included in any of the segments.

CAE Year-End Financial Results 2012 | 33

Notes to the Consolidated Financial Statements

NOTE 4 – INVESTMENTS IN JOINT VENTURES

During fiscal 2012, the Company entered into new joint venture arrangements to form CAE Japan Flight Training Inc. – 51%, Asian Aviation Centre of Excellence Sdn. Bhd. – 50%, CAE Simulation Training Private Limited – 25% and Philippine Academy for Aviation Training Inc. – 50%. See Note 32 for a complete list of the Company’s investments in joint ventures.

Except for the Helicopter Training Media International GmbH joint venture, whose operations are essentially focused on designing, manufacturing and supplying advanced helicopter military training product applications, all other joint venture companies’ operations are focused on providing civil and military aviation training and related services.

The following table summarizes the financial information of the Company's investments in joint ventures:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Assets
Current assets	$74.4	$67.6	$54.0
Property, plant and equipment and other non-current assets	315.6	258.7	235.0
Liabilities
Current liabilities	53.8	49.0	33.3
Long-term debt (including current portion)	113.9	123.1	117.2
Deferred gains and other non-current liabilities	9.5	8.0	7.5

Years ended March 31
(amounts in millions)	2012	2011
Earnings information
Revenue	$111.5	$90.4
Net income	28.9	20.0
Segmented operating income
TS/C	23.8	16.1
SP/M	2.1	2.8
TS/M	12.4	11.3

There are no contingent liabilities relating to the Company’s interests in the joint ventures and no contingent liabilities from the joint ventures themselves.

The Company’s share of the capital commitments from the joint ventures themselves amount to $84.7 million as at March 31, 2012
(2011 –  $37.5 million).

34 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable are carried on the consolidated statement of financial position net of allowance for doubtful accounts. This provision is established based on the Company’s best estimates regarding the ultimate recovery of balances for which collection is uncertain. Uncertainty of ultimate collection may become apparent from various indicators, such as a deterioration of the credit situation of a given client and delay in collection beyond the contractually agreed upon payment terms. Management regularly reviews accounts receivable, monitors past due balances and assesses the appropriateness of the allowance for doubtful accounts.

Details of accounts receivable were as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Past due trade receivables not impaired
1-30 days	$28.7	$33.0	$21.2
31-60 days	9.8	22.4	10.7
61-90 days	8.9	11.7	9.3
Greater than 90 days	31.3	15.2	20.6
Total	$78.7	$82.3	$61.8
Allowance for doubtful accounts	(7.6)	(6.0)	(5.6)
Current trade receivables	113.2	114.8	90.6
Accrued receivables	45.5	41.3	34.5
Receivables from related parties	38.1	16.6	14.5
Other receivables	40.5	47.8	42.4
Total accounts receivable	$308.4	$296.8	$238.2

Changes in the allowance for doubtful accounts were as follows:

As at March 31
(amounts in millions)	2012	2011
Allowance for doubtful accounts, beginning of year	$(6.0)	$(5.6)
Additions	(6.2)	(3.2)
Amounts charged off	2.4	0.9
Unused amounts reversed	2.0	2.1
Exchange differences	0.2	(0.2)
Allowance for doubtful accounts, end of year	$(7.6)	$(6.0)

NOTE 6 – inventories

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Work in progress	$99.2	$83.0	$87.6
Raw materials, supplies and manufactured products	53.9	41.3	39.2
	$153.1	$124.3	$126.8

The amount of inventories recognized as cost of sales was as follows:

Years ended March 31
(amounts in millions)		2012	2011
Work in progress		$72.6	$82.9
Raw materials, supplies and manufactured products		34.3	23.7
		$106.9	$106.6

Write-downs of inventories in the amount of $7.5 million were made during fiscal 2012 (2011 – $4.6 million).

CAE Year-End Financial Results 2012 | 35

Notes to the Consolidated Financial Statements

NOTE 7 – Property, plant and equipment

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Net book value at April 1, 2010	$23.6	$173.6	$664.9	$56.3	$10.6	$162.9	$105.2	$1,197.1
Additions	-	6.9	13.3	15.0	3.1	12.4	60.6	111.3
Acquisition of subsidiaries	-	-	8.3	0.6	-	-	-	8.9
Acquisition of joint venture	-	2.9	-	0.3	1.5	-	1.1	5.8
Disposals	-	(0.2)	(1.3)	(0.1)	-	(0.2)	-	(1.8)
Depreciation	-	(12.1)	(37.3)	(14.9)	(2.7)	(18.2)	-	(85.2)
Transfers and others	0.1	5.6	65.8	(1.8)	0.6	(8.1)	(66.9)	(4.7)
Exchange differences	(0.2)	(1.7)	(12.7)	(0.3)	(0.2)	(4.6)	(0.7)	(20.4)
Net book value at March 31, 2011	$23.5	$175.0	$701.0	$55.1	$12.9	$144.2	$99.3	$1,211.0
Additions	6.5	22.2	45.1	14.6	0.6	-	76.7	165.7
Acquisition of subsidiaries	-	0.7	1.5	1.1	-	-	0.1	3.4
Acquisition of joint ventures	-	-	20.3	-	-	-	5.9	26.2
Disposals	-	-	(24.1)	-	(0.1)	-	-	(24.2)
Depreciation	-	(14.1)	(44.6)	(15.6)	(3.3)	(14.7)	-	(92.3)
Impairment (Note 21)	-	(0.5)	-	-	-	-	-	(0.5)
Transfers and others	-	1.9	43.0	1.1	1.8	(6.2)	(45.3)	(3.7)
Exchange differences	0.1	0.9	6.2	(0.5)	(0.2)	2.4	(0.8)	8.1
Net book value at March 31, 2012	$30.1	$186.1	$748.4	$55.8	$11.7	$125.7	$135.9	$1,293.7

						Assets
		Buildings		Machinery	Aircraft and	under	Assets
		and		and	aircraft	finance	under
(amounts in millions)	Land	improvements	Simulators	equipment	engines	lease	construction	Total
Cost	$23.6	$268.8	$809.7	$206.2	$14.7	$264.2	$105.2	$1,692.4
Accumulated depreciation	-	(95.2)	(144.8)	(149.9)	(4.1)	(101.3)	-	(495.3)
Net book value at April 1, 2010	$23.6	$173.6	$664.9	$56.3	$10.6	$162.9	$105.2	$1,197.1
Cost	$23.5	$280.4	$869.2	$189.6	$20.8	$258.1	$99.3	$1,740.9
Accumulated depreciation	-	(105.4)	(168.2)	(134.5)	(7.9)	(113.9)	-	(529.9)
Net book value at March 31, 2011	$23.5	$175.0	$701.0	$55.1	$12.9	$144.2	$99.3	$1,211.0
Cost	$30.1	$305.6	$946.7	$198.2	$20.8	$246.4	$135.9	$1,883.7
Accumulated depreciation	-	(119.5)	(198.3)	(142.4)	(9.1)	(120.7)	-	(590.0)
Net book value at March 31, 2012	$30.1	$186.1	$748.4	$55.8	$11.7	$125.7	$135.9	$1,293.7

As at March 31, 2012, the average remaining amortization period for full-flight simulators is 15 years (2011 –  15 years and
April 1, 2010 – 16 years).

As at March 31, 2012, bank borrowings are collateralized by property, plant and equipment for the value of $113.7 million
(2011 –  $270.3 million).

36 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Assets under finance lease, with lease terms between 5 and 21 years, include simulators, buildings and machinery and equipment, as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Simulators
Cost	$211.8	$223.4	$242.8
Accumulated depreciation	(110.5)	(105.0)	(103.0)
Net book value	$101.3	$118.4	$139.8
Buildings
Cost	$34.0	$34.1	$21.9
Accumulated depreciation	(9.6)	(8.3)	1.2
Net book value	$24.4	$25.8	$23.1
Machinery and equipment
Cost	$0.6	$0.6	$(0.5)
Accumulated depreciation	(0.6)	(0.6)	0.5
Net book value	$-	$-	$-
Total net book value	$125.7	$144.2	$162.9

As at March 31, 2012, the net book value of simulators leased out to third parties is $5.4 million (2011 – $5.1 million and
April 1, 2010 –  $2.9 million).

NOTE 8 – intangible assets

		Capitalized		ERP and		Other
	development		Customer	other		intangible
(amounts in millions)	Goodwill	costs	relationships	software	Technology	assets	Total
Net book value at April 1, 2010	$161.9	$29.5	$29.2	$30.3	$19.3	$20.2	$290.4
Additions – internal development	-	22.6	3.1	18.5	0.3	0.3	44.8
Additions – acquired separately	-	-	-	-	-	0.1	0.1
Acquisition of subsidiaries	36.2	-	17.0	-	8.3	0.8	62.3
Amortization	-	(4.1)	(4.5)	(3.7)	(3.0)	(4.4)	(19.7)
Transfers and others	-	(2.8)	2.9	0.4	0.4	0.9	1.8
Exchange differences	(3.0)	-	(0.2)	(0.1)	(0.3)	(0.3)	(3.9)
Net book value at March 31, 2011	$195.1	$45.2	$47.5	$45.4	$25.0	$17.6	$375.8
Additions – internal development	-	42.8	-	17.3	-	0.2	60.3
Additions – acquired separately	-	-	0.2	-	-	1.1	1.3
Acquisition of subsidiaries	99.1	1.4	20.9	0.1	12.3	5.0	138.8
Amortization	-	(5.7)	(8.1)	(5.3)	(3.4)	(3.5)	(26.0)
Impairment (Note 21)	-	(3.3)	(1.3)	(0.2)	-	-	(4.8)
Transfers and others	-	(8.2)	1.1	0.1	(6.5)	(3.3)	(16.8)
Exchange differences	3.9	0.1	0.1	(0.1)	0.3	0.3	4.6
Net book value at March 31, 2012	$298.1	$72.3	$60.4	$57.3	$27.7	$17.4	$533.2

		Capitalized		ERP and		Other
	development		Customer	other		intangible
(amounts in millions)	Goodwill	costs	relationships	software	Technology	assets	Total
Cost	$161.9	$63.6	$35.3	$45.0	$26.5	$34.9	$367.2
Accumulated depreciation	-	(34.1)	(6.1)	(14.7)	(7.2)	(14.7)	(76.8)
Net book value at April 1, 2010	$161.9	$29.5	$29.2	$30.3	$19.3	$20.2	$290.4
Cost	$195.1	$78.8	$58.0	$78.9	$35.2	$35.5	$481.5
Accumulated depreciation	-	(33.6)	(10.5)	(33.5)	(10.2)	(17.9)	(105.7)
Net book value at March 31, 2011	$195.1	$45.2	$47.5	$45.4	$25.0	$17.6	$375.8
Cost	$298.1	$106.7	$79.7	$95.7	$41.0	$32.3	$653.5
Accumulated depreciation	-	(34.4)	(19.3)	(38.4)	(13.3)	(14.9)	(120.3)
Net book value at March 31, 2012	$298.1	$72.3	$60.4	$57.3	$27.7	$17.4	$533.2

CAE Year-End Financial Results 2012 | 37

Notes to the Consolidated Financial Statements

For the year ended March 31, 2012, amortization of $19.7 million (2011 –  $15.5 million) has been recorded in cost of sales,
$5.4 million (2011 –  $3.6 million) in research and development expenses, $0.9 million (2011 –  $0.6 million) in selling, general and administrative expenses and nil (2011 –  nil) was capitalized.

As at March 31, 2012, the average remaining amortization period for the capitalized development costs is 6 years (2011 – 5 years and April 1, 2010 – 5 years).

The Company has no indefinite life intangible assets other than goodwill.

The carrying amount of goodwill allocated to the Company's CGUs per operating segment is as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
TS/C	$32.3	$31.0	$27.8
SP/M	103.1	102.4	95.2
TS/M	37.2	36.2	36.9
NCM	125.5	25.5	2.0
Total goodwill	$298.1	$195.1	$161.9

NOTE 9 – Other assets

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Restricted cash	$9.8	$10.6	$16.2
Prepaid rent to portfolio investments	85.4	81.6	45.6
Investment in portfolio investments	1.3	1.9	2.0
Advances to related parties	26.7	26.1	21.7
Deferred financing costs, net of accumulated amortization of $20.6
(2011 – $19.8 and April 1, 2010 – $18.8)	3.1	3.0	1.4
Long-term receivables	42.3	18.1	3.9
Other, net of accumulated amortization of $10.6 (2011 – $9.7 and April 1, 2010 – $8.7)	8.8	7.7	7.0
	$177.4	$149.0	$97.8

Finance lease receivables
The present value of future minimum lease payment receivables, included in long-term receivables is as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Gross investment in finance lease contracts	$13.6	$-	$-
Less: unearned finance income	2.7	-	-
Present value of future minimum lease payment receivables	$10.9	$-	$-

38 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Future minimum lease payments from investments in finance lease contracts to be received are as follows:

As at March 31
(amounts in millions)		2012		2011
		Present value of		Present value of
	Gross	future minimum	Gross	future minimum
	Investment	lease payments	Investment	lease payments
No later than 1 year	$1.2	$0.8	$-	$-
Later than 1 year and no later than 5 years	4.8	3.5	-	-
Later than 5 years	7.6	6.6	-	-
	$13.6	$10.9	$-	$-

NOTE 10 – ACCOUNTs PAYABLE AND ACCRUED LIABILITIES

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Accounts payable trade	$264.9	$253.1	$222.1
Accrued liabilities	216.1	207.7	186.4
Amounts due to related parties	13.8	11.9	14.1
Deferred revenue	88.7	70.2	61.8
Current portion of royalty obligations	14.1	9.0	8.6
	$597.6	$551.9	$493.0

NOTE 11 – contracts IN PROGRESS

The amounts recognized in the consolidated statement of financial position correspond, for each construction contract, to the aggregate amount of costs incurred plus recognized profits (less recognized losses), less progress billings and amounts sold.

As at March 31
(amounts in millions)	2012	2011
Contracts in progress: assets	$245.8	$230.5
Contracts in progress: liabilities	(104.6)	(125.8)
Contracts in progress: net assets	$141.2	$104.7

These amounts correspond to:

As at March 31
(amounts in millions)	2012	2011
Aggregate amount of costs incurred plus recognized
profits (less recognized losses) to date	$2,716.3	$2,062.3
Less: progress billing	2,569.9	1,952.3
Less: amounts sold	5.2	5.3
Contracts in progress: net assets	$141.2	$104.7

Advances received from customers on construction contracts related to work not yet commenced amounts to $0.3 million at
March 31, 2012 (2011 – $0.1 million).

Construction contracts revenue recognized in fiscal 2012 amounts to $761.1 million (2011 – $719.8 million).

CAE Year-End Financial Results 2012 | 39

Notes to the Consolidated Financial Statements

NOTE 12 – provisionS

Restoration and simulator removal

In certain situations, simulators are installed at locations that are not owned by the Company. In some of these cases, the Company has an obligation to dismantle and remove the simulators from these sites and to restore the location to its original condition. A provision is recognized for the present value of estimated costs to be incurred to dismantle and remove the simulators from these sites and restore the location. The provision also includes amounts relating to leased land and building where restoration costs are contractually required at the end of the lease. Where such costs arise as a result of capital expenditure on the leased asset, the restoration costs are also capitalized.

Restructuring

Restructuring costs consist mainly of severances and other related costs, including the associated employee benefits obligation expense. Provisions for restructuring costs are recognized when the Company has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amount can be reliably estimated. Restructuring provisions are measured at the Company’s best estimate of the expenditure required to settle the obligation at the end of the reporting period, and are discounted where the effect is material.

Legal claims

The amount represents a provision for certain legal claims brought against the Company. The corresponding charge is recognized in the consolidated income statement within selling, general and administrative expenses. In Management’s opinion, the outcome of these legal claims will not give rise to any significant loss beyond the amounts provided at March 31, 2012.

Onerous contracts

The Company is a party to contracts in which the unavoidable costs of meeting the obligations under the contracts exceed the economic benefits expected to be received under it. The unavoidable costs under the contract reflect the lower of the cost to fulfill the contract or any compensation or penalty arising from the failure to fulfill the contract.

Warranties

A provision is recognized for expected warranty claims on products sold in the last two years, based on past experience of the level of repairs and returns. It is expected that most of these costs will be incurred in the next financial year and all will have been incurred within two to five years of the consolidated statement of financial position date. Assumptions used to calculate the provision for warranties were based on current sales levels and current information available about returns based on the warranty period of products sold.

Changes in provisions are as follows:
					Contingent
					liabilities arising
Restoration					on business
and simulator			Legal	Onerous	combinations		Other
(amounts in millions)	removal	Restructuring	claims	contracts	Warranties	(see Note 3)	provisions	Total
Total provisions at April 1, 2010	$1.8	$6.4	$2.4	$0.1	$14.6	$11.3	$3.7	$40.3
Additions including increases
to existing provisions	-	-	0.3	-	6.4	4.8	1.4	12.9
Amounts used	-	(4.7)	(1.1)	(0.1)	(8.1)	(4.5)	(0.7)	(19.2)
Unused amounts reversed	(0.7)	(1.0)	-	-	(1.9)	-	-	(3.6)
Changes in the
discounted amount	0.1	-	-	-	-	0.7	0.1	0.9
Exchange differences	(0.1)	-	-	-	(0.1)	0.2	-	-
Total provisions at March 31, 2011	$1.1	$0.7	$1.6	$-	$10.9	$12.5	$4.5	$31.3
Less: current portion	-	0.7	0.9	-	10.9	5.4	3.0	20.9
Long-term portion	$1.1	$-	$0.7	$-	$-	$7.1	$1.5	$10.4
Additions including increases
to existing provisions	-	1.2	0.2	0.9	7.9	-	5.3	15.5
Amounts used	-	(1.2)	(0.2)	(0.6)	(7.1)	(0.5)	(4.5)	(14.1)
Unused amounts reversed	(0.2)	-	-	-	(0.6)	(3.9)	(1.3)	(6.0)
Changes in the
discounted amount	-	-	-	-	-	0.9	-	0.9
Total provisions at March 31, 2012	$0.9	$0.7	$1.6	$0.3	$11.1	$9.0	$4.0	$27.6
Less: current portion	-	0.7	1.0	0.3	10.9	5.3	3.4	21.6
Long-term portion	$0.9	$-	$0.6	$-	$0.2	$3.7	$0.6	$6.0

40 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

NOTE 13 – DEBT FACILITIES

Long-term debt, net of transaction costs is as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Total recourse debt	$678.1	$524.0	$471.4
Total non-recourse debt (1)	143.5	136.2	198.0
Total long-term debt	$821.6	$660.2	$669.4
Less:
Current portion of long-term debt	113.6	58.5	40.1
Current portion of finance leases	22.4	27.7	28.4
	$685.6	$574.0	$600.9

(1) Non-recourse debt is a debt in a subsidiary for which recourse is limited to the assets, equity, interest and undertaking of such subsidiary and not CAE Inc.

Details of the recourse debt are as follows:

		March 31	March 31	April 1
(amounts in millions)		2012	2011	2010
(i)	Senior notes (US$33.0 maturing in June 2012), fixed interest rate of 7.76% payable semi-annually in June and December	$33.3	$34.2	$37.1
(ii)	Senior notes ($15.0 and US$45.0 maturing in June 2016 and US$60.0 maturing in June 2019), average blended rate of 7.14% payable semi-annually in June and December	119.7	117.0	121.5
(iii)	Senior notes (US$100.0 maturing in August 2021 and US$50.0 maturing in August 2026), average blended rate of 4.47% payable semi-annually in August and February.	149.9	-	-
(iv)	Revolving unsecured term credit facilities maturing in April 2015 (US$450.0), (as at March 31, 2011 – US$450.0, as at April 1, 2010 – US$400.0 and €100.0)	13.3	-	-
(v)	Term loans, matured in May and June 2011 (outstanding as at March 31, 2011 – €1.6 and €0.3, as at April 1, 2010 – €7.4 and €1.5 ), implicit interest rate of 4.60%	-	2.6	12.2
(vi)	Grapevine Industrial Development Corporation bonds maturing in April 2013 (US$19.0), interest rate of 0.60% (2011 – 0.55%, 2010 – 1.35%)	19.0	18.5	19.3
(vii)	Miami Dade County Bonds maturing in March 2024 (US$11.0), interest rate of 0.19% (2011 – 0.34%, 2010 – 0.47%)	11.0	10.7	11.2
(viii)	Obligations under finance lease commitments, with various maturities from July 2010 to October 2036, interest rates from 3.67% to 10.67%	142.9	183.3	211.8
(ix)	Term loan maturing in June 2014 (outstanding as at March 31, 2012 – US$13.2 and £5.4, as at March 31, 2011 – US$17.5 and £7.3, as at April 1, 2010 – US$22.1 and £8.7)	21.3	27.7	-
	Term loan maturing in June 2018 (outstanding as at March 31, 2012 – US$43.2 and £8.5, as at March 31, 2011 – US$43.2 and £8.5, as at April 1, 2010 – US$43.2 and £8.5)	54.7	53.2	-
	Combined coupon rate of post-swap debt of 7.90% (2011 – 7.89%)
(x)	R&D obligation from a government agency maturing in July 2029	58.3	28.8	9.1
(xi)	Term loan, maturing in December 2017 (outstanding as at March 31, 2012 – €7.9, as at March 31, 2011 – €9.2, as at April 1, 2010 – €9.7), floating interest rate with a floor of 2.5%	10.5	12.6	13.3
(xii)	Term loans maturing in January 2020 and January 2022 (outstanding as at March 31, 2012 – €4.9, as at March 31, 2011 – €6.3, as at April 1, 2010 – €6.0), floating interest rate of EURIBOR plus a spread	6.1	8.4	8.1
(xiii)	Credit facility maturing in January 2015 (outstanding as at March 31, 2012 – $2.1 and INR 384.2, as at March 31, 2011 – $1.5 and INR 458.4, as at April 1, 2010 – INR 362.7), bearing interest based on floating interest rates in India prevailing at the time of each drawdown	9.6	11.5	8.2
(xiv)	Other debt, with various maturities from April 2010 to September 2016, average interest rate of approximately 5.61%	11.4	15.5	19.6
(xv)	Term loan, maturing in October 2020 (outstanding as at March 31, 2012 – US$17.1) bearing interest at a fixed rate of 4.14%	17.1	-	-
Total recourse debt, net amount		$678.1	$524.0	$471.4

(i)        Pursuant to a private placement, the Company borrowed US$33.0 million. These unsecured senior notes rank equally with term bank financings. The Company has entered into an interest rate swap agreement converting the fixed interest rate into the equivalent of a three-month LIBOR borrowing rate plus 3.6%.

(ii)       Represents unsecured senior notes for $15.0 million and US$105.0 million by way of a private placement for an average term at inception of 8.5 years.

(iii)      Represents unsecured senior notes for US$150.0 million by way of a private placement for an average term at inception of
11.7 years.

CAE Year-End Financial Results 2012 | 41

Notes to the Consolidated Financial Statements

(iv)      Represents a committed three-year revolving credit facility of US$450.0 million with an option, subject to the lender’s consent, to increase to a total amount of up to US$650.0 million. The facility has covenants requiring a minimum fixed charge coverage and a maximum debt coverage. The applicable interest rate on this revolving term credit facility is at the option of the Company, based on the bank’s prime rate, bankers’ acceptance rates or LIBOR plus a spread which depends on the credit rating assigned by Standard & Poor’s Rating Services. The spread over LIBOR has been reduced to reflect current market pricing.

(v)       The Company, in association with Iberia Lineas de España, combined their aviation training operations in Spain. Quarterly capital repayments are made for the term of the financing. The net book value of the simulators being financed, as at March 31, 2012, is approximately $55.1 million (€41.3 million) (as at March 31, 2011 – $63.8 million (€46.3 million), as at
April 1, 2010 – $67.7 million (€49.3 million)).

(vi)      The rates are set annually by the remarketing agent based on market conditions. A letter of credit has been issued to support the bonds for the outstanding amount of the loans. Combined interest rate is 2.60% (2011 – 3.05%, 2010 – 2.35%).

(vii)     The rate is a floating rate and reset weekly. A letter of credit has been issued to support the bonds for the outstanding amount of the loan. Combined interest rate is 2.19% (2011 – 2.84%, 2010 – 1.47%).

(viii)    These finance leases relate to the leasing of various buildings, simulators, machinery and equipment.

(ix)      Represents senior financing for two civil aviation training centres. Tranche A is repaid in quarterly instalments of principal and interest while Tranche B begins quarterly amortization in July 2014. In fiscal 2011, the Company converted these term loans from non-recourse to recourse debt for a net amount of $89.5 million in 2010.

(x)       Represents an interest-bearing long-term obligation from the Government of Canada for its participation in Project Falcon, an R&D program that will continue over five years, for a maximum amount of $250.0 million. The aggregate amount recognized at the end of fiscal 2012 was $141.4 million (as at March 31, 2011 – $85.5 million, as at April 1, 2010 – $33.8 million) (refer to Note 1). The discounted value of the debt recognized amounted to $58.3 million as at March 31, 2012 (as at
March 31, 2011 – $28.8 million, as at April 1, 2010 – $9.1 million).

(xi)      Represents the Company’s proportionate share of the debt in Rotorsim S.r.l., totalling $10.6 million (€7.9 million) (as at
March 31, 2011 – $12.7 million (€9.2 million), as at April 1, 2010 – $13.3 million (€9.7 million)). In fiscal 2011, Rotorsim S.r.l. refinanced its debt.

(xii)     Represents a loan agreement of $6.4 million (€4.8 million) (as at March 31, 2011 - $8.7 million (€6.3 million), as at
April 1, 2010 – $8.3 million (€6.0 million)) for the financing of one of the Company’s subsidiaries. In fiscal 2011, the Company added a new tranche of financing.

(xiii)    Represents the financing facility for certain of the Company’s operations in India. The financing facility is comprised of a term loan of up to $9.2 million (INR 470.0 million) and working capital facilities of up to an aggregate of $2.5 million
(INR 125.0 million). Drawdowns can be made in INR or any other major currencies acceptable to the lender.

(xiv)    Other debts include an unsecured facility for the financing of the cost of establishment of an enterprise resource planning (ERP) system. The facility is repayable with monthly repayments over a term of seven years beginning at the end of the first month following each quarterly disbursement.

(xv)     Represents a term loan agreement of US$19.2 million to finance two simulators deployed in the Middle East.

Details of the non-recourse debt are as follows:

		March 31	March 31	April 1
(amounts in millions)		2012	2011	2010
(i)	Term loan of £12.7 collateralized, maturing in October 2016 (outstanding as at March 31, 2012 – £1.9, as at March 31, 2011 – £2.5, as at April 1, 2010 – £3.0), interest rate of approximately LIBOR plus 0.95%	$3.0	$3.9	$4.6
(ii)	Term loan maturing in December 2019 (outstanding as at March 31, 2012 – €39.1, as at March 31, 2011 – €41.8, as at April 1, 2010 – €43.9), interest rate at EURIBOR rate swapped to a fixed rate of 4.80%	51.5	56.8	59.4
(iii)	Term loans with various maturities to January 2017 (outstanding as at March 31, 2012 – US$23.8 and ¥29.4, as at March 31, 2011 – US$17.9 and ¥21.6, as at April 1, 2010 – US$21.9 and ¥32.8)	28.4	20.6	27.2
(iv)	Term loan maturing in September 2025 collateralized (outstanding as at March 31, 2012 – US$21.1, as at March 31, 2011 – US$21.1, as at April 1, 2010 – US$14.3), fixed interest rate of 10.35% after effect of USD-Indian Rupees cross currency swap agreement	20.4	19.7	13.7
(v)	Term loan maturing in January 2020 (outstanding as at March 31, 2012 – US$3.1, as at March 31, 2011 – US$3.3, as at April 1, 2010 – US$3.5), floating interest rate	3.1	3.0	3.6
(vi)	Term loan maturing in June 2014 (outstanding as at March 31, 2012 – US$13.2 and £5.4, as at March 31, 2011 – US$17.5 and £7.3, as at April 1, 2010 – US$22.1 and £8.7)	-	-	34.9
	Term loan maturing in June 2018 (outstanding as at March 31, 2012 – US$43.2 and £8.5, as at March 31, 2011 – US$43.2 and £8.5, as at April 1, 2010 – US$43.2 and £8.5)	-	-	54.6
	Combined coupon rate of post-swap debt of 8.28% as at April 1, 2010
(vii)	Agreement for the sale of certain accounts receivable and contracts in progress: assets	37.1	32.2	-
Total non-recourse debt, net amount		$143.5	$136.2	$198.0

42 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

(i)        The credit facility to finance the Company’s MSH program for the MoD in the U.K., includes a term loan that is collateralized by the project assets of the subsidiary and a bi-annual repayment that is required until 2016. The Company has entered into an interest rate swap totalling £1.6 million as at March 31, 2012 (as at March 31, 2011 – £2.2 million, as at
April 1, 2010 – £2.7 million) fixing the interest rate at 6.31%. The book value of the assets pledged as collateral for the credit facility as at March 31, 2012 is £83.0 million (as at March 31, 2011 – £79.6 million, as at April 1, 2010 – £53.3 million).

(ii)       Represents the Company’s proportionate share of the German NH90 project. The total amount available for the project under the facility is €182.7 million.

(iii)      Represents the Company’s proportionate share of term debt for the acquisition of simulators and expansion of the building for its joint venture in Zhuhai Xiang Yi Aviation Technology Company Limited. Borrowings are denominated in U.S. dollars and Chinese Yuan Renminbi (¥). The U.S. dollar-based borrowings bear interest on a floating rate basis of U.S. LIBOR plus a spread ranging from 0.50% to 4.50% and have maturities between August 2013 and January 2017. The ¥ based borrowings bear interest at the local rate of interest with final maturities between December 2010 and September 2012.

(iv)      Represents the Company’s proportionate share of the US$42.1 million senior collateralized non-recourse financing for the HATSOFF Helicopter Training Private Limited joint venture. The debt begins semi-annual amortization in September 2013.

(v)       Represents the Company’s proportionate share in a term loan to finance the Emirates-CAE Flight Training LLC, a joint venture.

(vi)      Represents senior financing for two civil aviation training centres. Tranche A is repaid in quarterly instalments of principal and interest while Tranche B begins quarterly amortization in July 2014. In fiscal 2011, the Company converted these term loans from non-recourse to recourse debt for a net amount of $89.5 million in 2010.

(vii)     Represents an agreement with financial institutions to sell undivided interests in certain of our accounts receivable and contracts in progress: assets for an amount up to $150.0 million without recourse to the Company. The Company continues to act as a collection agent.

Payments required in each of the next five fiscal years to meet the retirement provisions of the long-term debt and face values of finance leases are as follows:

	Long-term	Finance
(amounts in millions)	debt	leases	Total
2013	$114.4	$22.4	$136.8
2014	52.8	22.2	75.0
2015	32.6	17.6	50.2
2016	31.6	8.7	40.3
2017	96.6	7.8	104.4
Thereafter	354.7	64.2	418.9
	$682.7	$142.9	$825.6

As at March 31, 2012, CAE is in compliance with its financial covenants.

Short-term debt

The Company has an unsecured and uncommitted bank line of credit available in euros totalling $2.7 million (as at
March 31, 2011 – $2.8 million, as at April 1, 2010 – $2.7 million), of which nil is used as at March 31, 2012 (as at March 31, 2011 – $1.3 million, as at April 1, 2010 – nil). The line of credit bears interest at a euro base rate.

Finance lease commitments
The present value of future finance lease commitments, included in debt facilities is as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Future finance lease commitments	$142.9	$183.3	$211.8
Less: Future finance charges on finance leases	41.3	51.8	58.1
Net investment in finance lease contracts	$101.6	$131.5	$153.7
Less: Discounted guaranteed residual values of leased assets	6.5	5.8	5.7
Present value of future minimum lease payments	$95.1	$125.7	$148.0

CAE Year-End Financial Results 2012 | 43

Notes to the Consolidated Financial Statements

Future minimum lease payments for finance lease commitments are as follows:

As at March 31
(amounts in millions)		2012		2011
	Future	Present value of	Future	Present value of
finance lease		future minimum	finance lease	future minimum
	commitments	lease payments	commitments	lease payments
No later than 1 year	$22.4	$21.6	$27.7	$26.6
Later than 1 year and no later than 5 years	56.3	47.9	77.4	66.3
Later than 5 years	64.2	25.6	78.2	32.8
	$142.9	$95.1	$183.3	$125.7

NOTE 14 – GOVERNMENT ASSISTANCE

The Company has signed agreements with various governments whereby the latter share in the cost, based on expenditures incurred by the Company, of certain R&D programs for modeling and simulation, visual systems and advanced flight simulation technology for civil applications and networked simulation for military applications, as well as for the new markets of simulation-based training in healthcare and mining.

During fiscal 2009, the Company announced that it will invest up to $714 million in Project Falcon, an R&D program that will continue over five years. The goal of Project Falcon is to expand the Company’s modeling and simulation technologies, develop new ones and increase its capabilities beyond training into other areas of the aerospace and defence market, such as analysis and operations. Concurrently, the Government of Canada agreed to participate in Project Falcon through a repayable investment of up to $250 million made through the Strategic Aerospace and Defence Initiative (SADI), which supports strategic industrial research and pre-competitive development projects in the aerospace, defence, space and security industries (see Notes 1 and 13 for an explanation of the royalty obligation and debt).

During fiscal 2010, the Company announced that it will invest up to $274 million in Project New Core Markets, an R&D program extending over seven years. The aim is to leverage CAE’s modeling, simulation and training services expertise into the new markets of healthcare and mining. The Québec government agreed to participate up to $100 million in contributions related to costs incurred before the end of fiscal 2016.

The following table provides aggregate information regarding contributions recognized and amounts not yet received for the projects Falcon and New Core Markets:

Years ended March 31
(amounts in millions)	2012	2011
Outstanding contribution receivable, beginning of year	$12.9	$14.7
Contributions	42.8	42.7
Payments received	(47.4)	(44.5)
Outstanding contribution receivable, end of year	$8.3	$12.9

Aggregate information about programs
The aggregate contributions recognized for all programs are as follows:

Years ended March 31
(amounts in millions)	2012	2011
Contributions credited to capitalized expenditures:
Project Falcon	$7.5	$7.6
Project New Core Markets	11.4	5.6
Contributions credited to income:
Project Falcon	$20.9	$25.3
Project New Core Markets	3.0	4.2
Total contributions:
Project Falcon	$28.4	$32.9
Project New Core Markets	14.4	9.8

There are no unfulfilled conditions or unfulfilled contingencies attached to these government contributions.

44 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

NOTE 15 – employee benefits OBLIGATIONS

Defined benefit plans

The Company has two registered funded defined benefit pension plans in Canada (one for employees and one for designated executives) that provide benefits based on length of service and final average earnings. The Company also maintains a funded pension plan for employees in the Netherlands, in Norway and in the United Kingdom that provides benefits based on similar provisions.

In addition, the Company maintains a supplemental plan in Canada, two in Germany (CAE Elektronik GmbH plan and CAE Beyss GmbH plan [Beyss]) and one in Norway to provide defined benefits based on length of service and final average earnings. These supplemental plans are the sole obligation of the Company, and there is no requirement to fund them. However, the Company is obligated to pay the benefits when they become due. As at March 31, 2012, the supplemental defined benefits pension obligations are $57.1 million (2011 – $47.0 million) and the Company has issued letters of credit totalling $53.7 million (2011 – $52.8 million) to collateralize these obligations under the Canadian supplemental plan.

Contributions reflect actuarial assumptions of future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities, government and corporate bonds.

In fiscal 2011, in the acquisition of CHC Helicopter’s HFTO, the Company assumed two pension plans resulting in additional pension obligations of $7.2 million and additional plan assets of $4.8 million.

The employee benefits obligations are as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Funded defined benefits pension obligations	$320.4	$254.9	$234.5
Fair value of plan assets	263.2	238.8	196.6
Funded defined benefits pension obligations – net	57.2	16.1	37.9
Supplemental defined benefits pension obligations	57.1	47.0	43.9
Unrecognized past service costs	(0.1)	(0.3)	(0.7)
Employee benefits obligations	$114.2	$62.8	$81.1	(1)

(1) $0.3 million is included in Other Assets in the consolidated statement of financial position.

The changes in the funded defined pension obligations and the fair value of plan assets are as follows:

Years ended March 31
(amounts in millions)			2012			2011
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$217.7	$37.2	$254.9	$209.5	$25.0	$234.5
Current service cost	8.5	1.0	9.5	8.0	0.4	8.4
Interest cost	12.6	1.8	14.4	12.0	1.3	13.3
Employee contributions	2.0	0.3	2.3	2.7	0.3	3.0
Actuarial loss (gain)	48.9	2.7	51.6	(2.8)	3.8	1.0
Pension benefits paid	(10.3)	(0.6)	(10.9)	(11.7)	(0.5)	(12.2)
Business combination	-	-	-	-	6.7	6.7
Settlements	-	(0.5)	(0.5)	-	-	-
Exchange differences	-	(0.9)	(0.9)	-	0.2	0.2
Pension obligations, end of year	$279.4	$41.0	$320.4	$217.7	$37.2	$254.9
Fair value of plan assets, beginning of year	206.4	32.4	238.8	173.0	23.6	196.6
Expected return on plan assets	14.9	1.7	16.6	12.5	1.4	13.9
Actuarial (loss) gain	(4.9)	0.7	(4.2)	9.6	2.1	11.7
Employer contributions	20.5	1.2	21.7	20.3	0.4	20.7
Employee contributions	2.0	0.3	2.3	2.7	0.3	3.0
Pension benefits paid	(10.3)	(0.6)	(10.9)	(11.7)	(0.5)	(12.2)
Business combination	-	-	-	-	4.8	4.8
Settlements	-	(0.3)	(0.3)	-	-	-
Exchange differences	-	(0.8)	(0.8)	-	0.3	0.3
Fair value of plan assets, end of year	$228.6	$34.6	$263.2	$206.4	$32.4	$238.8

The actual return on plan assets was $12.4 million in fiscal 2012 (2011 – $25.6 million).

CAE Year-End Financial Results 2012 | 45

Notes to the Consolidated Financial Statements

The changes in the supplemental arrangements pension obligations are as follows:

Years ended March 31
(amounts in millions)			2012			2011
	Canadian	Foreign	Total	Canadian	Foreign	Total
Pension obligations, beginning of year	$38.3	$8.7	$47.0	$36.1	$7.8	$43.9
Current service cost	1.4	0.1	1.5	1.2	0.1	1.3
Interest cost	2.2	0.5	2.7	2.0	0.4	2.4
Actuarial loss	8.3	0.8	9.1	1.6	0.5	2.1
Pension benefits paid	(2.5)	(0.6)	(3.1)	(2.6)	(0.6)	(3.2)
Business combination	-	-	-	-	0.5	0.5
Past service cost	0.2	-	0.2	-	-	-
Exchange differences	-	(0.3)	(0.3)	-	-	-
Pension obligations, end of year	$47.9	$9.2	$57.1	$38.3	$8.7	$47.0

The net pension cost is as follows:

Years ended March 31
(amounts in millions)			2012			2011
	Canadian	Foreign	Total	Canadian	Foreign	Total
Funded plans
Current service cost	$8.5	$1.0	$9.5	$8.0	$0.4	$8.4
Interest cost	12.6	1.8	14.4	12.0	1.3	13.3
Expected return on plan assets	(14.9)	(1.7)	(16.6)	(12.5)	(1.4)	(13.9)
Past service cost	0.2	-	0.2	0.4	-	0.4
Settlements	-	(0.2)	(0.2)	-	-	-
Net pension cost	$6.4	$0.9	$7.3	$7.9	$0.3	$8.2
Supplemental arrangements
Current service cost	$1.4	$0.1	$1.5	$1.2	$0.1	$1.3
Interest cost	2.2	0.5	2.7	2.0	0.4	2.4
Past service cost	0.2	-	0.2	-	-	-
Net pension cost	$3.8	$0.6	$4.4	$3.2	$0.5	$3.7
Total net pension cost	$10.2	$1.5	$11.7	$11.1	$0.8	$11.9

For the year ended March 31, 2012, pension costs of $5.1 million (2011 –  $4.5 million) have been charged in cost of sales, $1.7 million (2011 –  $1.5 million) in research and development expenses, $3.7 million (2011 –  $4.9 million) in selling, general and administrative expenses and $1.2 million (2011 –  $1.0 million) were capitalized.

The percentage of the major categories of assets which constitutes the fair value of plan assets is as follows:

	Canadian plans		Netherlands plan		United Kingdom plan		Norway plan
As at March 31	2012	2011	2012	2011	2012	2011	2012	2011
Equity instruments	62%	63%	24%	25%	60%	53%	9%	21%
Debt instruments	36%	37%	76%	75%	29%	47%	73%	49%
Property	-	-	-	-	-	-	18%	18%
Other	2%	-	-	-	11%	-	-	12%
	100%	100%	100%	100%	100%	100%	100%	100%

As at March 31, 2012, pension plan assets include the Company's ordinary shares with a fair value of $0.3 million (2011 – $0.9 million and April 1, 2010 – $0.7 million).

46 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Significant assumptions (weighted average):

	Canadian		Foreign
	2012	2011	2012	2011
Pension obligations as at March 31:
Discount rate	4.75%	5.75%	4.12%	5.13%
Compensation rate increases	3.50%	3.50%	2.98%	2.35%
Net pension cost for years ended March 31:
Expected return on plan assets	7.00%	7.00%	5.20%	5.57%
Discount rate	5.75%	5.75%	5.13%	5.12%
Compensation rate increases	3.50%	3.50%	2.35%	2.04%

Amounts for the funded plans and supplemental arrangements are as follows:

As at March 31
(amounts in millions)	2012	2011
Funded Canadian plans
Defined benefit obligations	$279.4	$217.7
Plan assets	228.6	206.4
Deficit	50.8	11.3
Experience adjustments (losses) gains on plan liabilities	(0.6)	2.8
Experience adjustments (losses) gains on plan assets	(4.9)	9.6

Funded foreign plans
Defined benefit obligations	$41.0	$37.2
Plan assets	34.6	32.4
Deficit	6.4	4.8
Experience adjustments gains (losses) on plan liabilities	1.3	(0.6)
Experience adjustments gains on plan assets	0.7	2.1

Canadian supplemental arrangements
Defined benefit obligation	$47.9	$38.3
Experience adjustments losses on plan liabilities	(2.6)	(1.6)

Foreign supplemental arrangements
Defined benefit obligations	$9.2	$8.7
Experience adjustments losses on plan liabilities	(0.6)	(0.5)

As at March 31, 2012, the total cumulative amount of net actuarial losses before income taxes recognized in other comprehensive income was $56.3 million (2011 –  $8.6 million of net actuarial gains).

Expected contribution for the next fiscal year is as follows:

		Funded plans	Supplemental arrangements
(amounts in millions)	Canadian	Foreign	Canadian	Foreign
Expected contribution – fiscal 2013	$30.5	$1.8	$2.5	$0.6

CAE Year-End Financial Results 2012 | 47

Notes to the Consolidated Financial Statements

NOTE 16 – DEFERRED GAINS AND OTHER non-CURRENT LIABILITIES

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Deferred gains on sale and leasebacks (1)	$44.0	$48.8	$49.6
Deferred revenue	95.4	86.1	46.3
LTI-RSU/DSU compensation obligations (Note 24)	33.9	41.3	22.9
License payable	4.9	7.1	5.0
Deferred gains and other	7.8	4.3	5.5
	$186.0	$187.6	$129.3

(1) The related amortization for the year amounted to $4.8 million (2011 – $4.8 million).

NOTE 17 – iNCOME TAXEs

Income tax expense
A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

Years ended March 31
(amounts in millions, except for income tax rates)	2012	2011
Earnings before income taxes	$239.5	$222.6
Canadian statutory income tax rates	27.99%	29.51%
Income taxes at Canadian statutory rates	$67.0	$65.7
Difference between Canadian and Foreign statutory rates	(9.3)	(9.6)
Losses not tax effected	5.0	4.8
Tax benefit of operating losses not previously recognized	(3.0)	(1.8)
Non-taxable capital gain	(0.5)	(0.9)
Non-deductible items	3.6	3.9
Prior years' tax adjustments and assessments	1.0	3.5
Impact of change in income tax rates on deferred income taxes	(2.7)	(3.1)
Non-taxable research and development tax credits	(1.2)	(1.2)
Other tax benefits not previously recognized	(5.3)	(6.9)
Other	2.9	7.3
Income tax expense	$57.5	$61.7

The applicable statutory tax rates are 27.99% in 2012 and 29.51% in 2011. The Company's applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Company operates. The decrease is mainly due to the reduction of the Federal income tax rate in 2012 from 17.63% to 16.13%.

Significant components of the provision for the income tax expense are as follows:

Years ended March 31
(amounts in millions)	2012	2011
Current income tax expense:
Current period	$21.5	$8.6
Adjustment for prior years	(0.4)	1.1
Deferred income tax expense (recovery):
Tax benefit not previously recognized used to reduce the deferred tax expense	(8.3)	(8.7)
Impact of change in income tax rates on deferred income taxes	(2.7)	(3.2)
Origination and reversal of temporary differences	47.4	63.9
Income tax expense	$57.5	$61.7

48 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Income tax recognized in other comprehensive (loss) income

Deferred income tax recovery recognized in other comprehensive (loss) income amounts to $21.3 million as at March 31, 2012
(March 31, 2011 – deferred income tax expense of $3.1 million).

Deferred tax assets and liabilities
Deferred tax assets and liabilities are attributable to the following:

As at March 31
(amounts in millions)		Assets		Liabilities		Net
	2012	2011	2012	2011	2012	2011
Non-capital loss carryforwards	$44.2	$40.9	$-	$-	$44.2	$40.9
Intangible assets	9.2	9.2	(49.4)	(30.5)	(40.2)	(21.3)
Amounts not currently deductible	25.5	26.2	-	-	25.5	26.2
Deferred revenues	11.0	9.6	-	-	11.0	9.6
Tax benefit carryover	5.2	5.0	-	-	5.2	5.0
Unclaimed research & development
expenditures	7.7	6.2	-	-	7.7	6.2
Investment tax credits	-	-	(18.9)	(14.7)	(18.9)	(14.7)
Property, plant and equipment	13.8	10.7	(95.1)	(75.6)	(81.3)	(64.9)
Unrealized gains (losses) on foreign exchange	0.1	0.1	(4.9)	(7.4)	(4.8)	(7.3)
Financial instruments	3.6	3.1	(1.6)	(4.0)	2.0	(0.9)
Government assistance	-	5.1	(3.1)	-	(3.1)	5.1
Employee benefit plans	27.2	13.6	-	-	27.2	13.6
Percentage-of-completion versus
completed contract	-	-	(36.3)	(38.2)	(36.3)	(38.2)
Other	0.8	1.4	(6.7)	(4.5)	(5.9)	(3.1)
Tax assets (liabilities)	$148.3	$131.1	$(216.0)	$(174.9)	$(67.7)	$(43.8)
	(124.2)	(110.4)	124.2	110.4	-	-
Net deferred income tax assets (liabilities)	$24.1	$20.7	$(91.8)	$(64.5)	$(67.7)	$(43.8)

The analysis of deferred tax assets and deferred tax liabilities is as follows:

As at March 31
(amounts in millions)	2012	2011
Deferred tax assets:
Deferred tax asset to be recovered within 12 months	$3.9	$7.6
Deferred tax asset to be recovered after 12 months	144.4	123.5
	$148.3	$131.1
Deferred tax liabilities:
Deferred tax liability to be recovered within 12 months	$(0.7)	$(3.2)
Deferred tax liability to be recovered after 12 months	(215.3)	(171.7)
	$(216.0)	$(174.9)
Net deferred income tax liabilities	$(67.7)	$(43.8)

CAE Year-End Financial Results 2012 | 49

Notes to the Consolidated Financial Statements

Movement in temporary differences during fiscal year 2012 is as follows:

	Balance	Recognized	Recognized	Acquisition	Balance
(amounts in millions)	April 1 2011	in income	in OCI	of subsidiary	March 31 2012
Non-capital loss carryforwards	$40.9	$1.9	$(0.5)	$1.9	$44.2
Intangible assets	(21.3)	(5.7)	0.4	(13.6)	(40.2)
Amounts not currently deductible	26.2	(2.0)	0.1	1.2	25.5
Deferred revenues	9.6	(1.4)	-	2.8	11.0
Tax benefit carryover	5.0	0.2	(0.1)	0.1	5.2
Unclaimed research & development expenditures	6.2	1.5	-	-	7.7
Investment tax credits	(14.7)	(4.2)	-	-	(18.9)
Property, plant and equipment	(64.9)	(14.9)	(1.0)	(0.5)	(81.3)
Unrealized gains (losses) on foreign exchange	(7.3)	2.4	0.1	-	(4.8)
Financial Instrument	(0.9)	(1.0)	3.9	-	2.0
Government assistance	5.1	(8.2)	-	-	(3.1)
Employee benefit plans	13.6	(3.8)	17.4	-	27.2
Percentage-of-completion versus
completed contract	(38.2)	1.8	0.1	-	(36.3)
Other	(3.1)	(3.0)	0.2	-	(5.9)
Net deferred income tax (liabilities) assets	$(43.8)	$(36.4)	$20.6	$(8.1)	$(67.7)

Movement in temporary differences during fiscal year 2011 was as follows:

	Balance	Recognized	Recognized	Acquisition	Balance
(amounts in millions)	April 1 2010	in income	in OCI	of subsidiaries	March 31 2011
Non-capital loss carryforwards	$32.8	$8.6	$(0.5)	$-	$40.9
Intangible assets	(16.4)	(3.5)	0.3	(1.7)	(21.3)
Amounts not currently deductible	25.2	1.1	(0.1)	-	26.2
Deferred revenues	7.7	2.0	(0.1)	-	9.6
Tax benefit carryover	4.6	0.4	-	-	5.0
Unclaimed research & development expenditures	5.3	0.9	-	-	6.2
Investment tax credits	(13.7)	(1.1)	0.1	-	(14.7)
Property, plant and equipment	(37.5)	(29.4)	2.0	-	(64.9)
Unrealized gains (losses) on foreign exchange	(6.9)	(0.4)	-	-	(7.3)
Financial Instruments	(4.7)	4.9	(1.1)	-	(0.9)
Government assistance	12.5	(7.4)	-	-	5.1
Employee benefit plans	20.2	(4.3)	(2.3)	-	13.6
Percentage-of-completion versus
completed contract	(15.1)	(23.1)	-	-	(38.2)
Other	(2.5)	(0.7)	0.1	-	(3.1)
Net deferred income tax assets (liabilities)	$11.5	$(52.0)	$(1.6)	$(1.7)	$(43.8)

Following the acquisition of METI, the Company recognized an amount of $2.0 million of deferred tax assets for its pre-acquisition unrecognized losses.

As at March 31, 2012, taxable temporary differences of $327.5 million related to investments in foreign operations, including subsidiaries and interests in joint ventures has not been recognized, because the Company controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future.

50 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

The non-capital losses expire as follows:

(amounts in millions)
Expiry date	Unrecognized	Recognized
2013	-	7.4
2014	0.3	0.8
2015	-	0.1
2016	3.1	-
2017	1.7	-
2018	2.2	-
2019 – 2031	16.0	63.5
No expiry date	16.2	72.3
	$39.5	$144.1

As at March 31, 2012, the Company has $280.3 million of deductible temporary differences for which deferred tax assets have not been recognized. These amounts will reverse up to the next 30 years. The Company also has $1.1 million of accumulated capital losses carried forward relating to its operation in the U.S. for which deferred tax assets have not been recognized. These capital losses will expire in 2013.

NOTE 18 – SHARE CAPITAL, Earnings per share and dividends

Share capital

Authorized shares

The Company is authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

The preferred shares may be issued with rights and conditions to be determined by the Board of Directors, prior to their issue. To date, the Company has not issued any preferred shares.

Issued shares

A reconciliation of the issued and outstanding common shares of the Company is presented in the Consolidated Statement of Changes in Equity. As at March 31, 2012, the number of shares issued and that are fully paid amount to 258,266,295
(2011 –  256,964,756).

Earnings per share computation
The denominators for the basic and diluted earnings per share computations are as follows:

Years ended March 31	2012	2011
Weighted average number of common shares outstanding	257,461,318	256,687,378
Effect of dilutive stock options	763,581	809,076
Weighted average number of common shares outstanding for diluted earnings per share calculation	258,224,899	257,496,454

As at March 31, 2012, options to acquire 2,671,643 common shares (2011 – 1,821,675) have been excluded from the above calculation since their inclusion would have had an anti-dilutive effect.

Dividends

The dividends declared for fiscal 2012 were $41.2 million or $0.16 per share (2011 –  $38.5 million or $0.15 per share).

CAE Year-End Financial Results 2012 | 51

Notes to the Consolidated Financial Statements

NOTE 19 – ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME

					Net changes in
	Foreign currency		Net changes in		available-for-sale
As at March 31	translation		cash flow hedges		financial instruments			Total
(amounts in millions)	2012	2011	2012	2011	2012	2011	2012	2011
Balances, beginning of year	$(20.5)	$-	$10.3	$10.9	$0.4	$0.5	$(9.8)	$11.4
Other comprehensive income (loss)	10.3	(20.5)	(10.3)	(0.6)	-	(0.1)	-	(21.2)
Balances, end of year	$(10.2)	$(20.5)	$-	$10.3	$0.4	$0.4	$(9.8)	$(9.8)

NOTE 20 – EMPLOYEE COMPENSATION

The total employee compensation expense recognized in the determination of net income is as follows:

Years ended March 31
(amounts in millions)	2012	2011
Salaries and benefits	$627.8	$573.7
Share-based payments, net of equity swap	14.2	20.4
Pension costs – defined benefit plans	10.5	10.9
Pension costs – defined contribution plans	6.7	6.1
Total employee compensation expense	$659.2	$611.1

NOTE 21 – impairment of non-financial assets

Impairment of property, plant and equipment

In fiscal 2012, an impairment loss of $0.5 million representing the write-down of a building to its recoverable amount was recognized in cost of sales within the Training & Services/Civil segment. The asset had a carrying amount of $6.1 million. The recoverable amount was based on the fair value less costs to sell.

Impairment of intangible assets

In fiscal 2012, an impairment loss of $1.3 million representing the write-down of a customer relationship was recognized in cost of sales within the New Core Markets segment. The asset had a carrying amount of $2.6 million. An impairment test was triggered during the year as a result of an amendment to a contract upon the acquisition of METI in August 2011. The recoverable amount was estimated based on a value in use.

In addition, an impairment loss of $3.5 million mainly representing the full write-down of certain deferred development costs and other software, also within the New Core Markets segment, was recognized in research and development expenses during the fiscal year. An impairment test was triggered upon the acquisition of METI and the subsequent realignment of the approach to the healthcare market.

NOTE 22 – other (gains) losses –  net

Years ended March 31
(amounts in millions)	2012	2011
Disposal/full retirement of property, plant and equipment	$(10.2)	$(1.1)
Net foreign exchange differences	(0.5)	(5.8)
Gain on sale of subsidiary	-	(1.1)
Dividend income	(4.0)	(6.6)
Royalty income	(0.7)	(0.4)
Cumulative translation adjustment release	-	(0.6)
Remeasurement of previously-held interest in available-for-sale investment	0.3	-
Other	(6.1)	(2.6)
Other (gains) losses – net	$(21.2)	$(18.2)

52 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

NOTE 23 – FINANCE EXPENSE - NET

Years ended March 31
(amounts in millions)	2012	2011
Finance expense:
Long-term debt (other than finance leases)	$38.0	$32.2
Finance leases	11.2	12.6
Royalty obligations	13.6	13.4
Financing cost amortization	1.6	1.8
Accretion of provisions	1.9	1.4
Other	7.1	5.4
Post interest rate swaps	(2.0)	(2.0)
Borrowing costs capitalized (1)	(2.2)	(0.4)
Finance expense	$69.2	$64.4
Finance income:
Interest income on loans and receivables	$(1.6)	$(0.2)
Other	(5.0)	(4.2)
Finance income	$(6.6)	$(4.4)
Finance expense - net	$62.6	$60.0

(1) The average capitalization rate used during fiscal 2012 to determine the amount of borrowing costs eligible for capitalization was 5.2% (2011 – 6.0%).

NOTE 24 – SHARE-BASED PAYMENTS

The Company’s five share-based payment plans consist of two categories of plans: the Employee Stock Option Plan (ESOP), which qualifies as an equity-settled share-based payment plan; and the Employee Stock Purchase Plan (ESPP), Deferred Share Unit (DSU) Plan, Long-Term Incentive Deferred Share Unit (LTI-DSU) Plans and the Long-Term Incentive Restricted Share Unit (LTI-RSU) Plans, which qualify as cash-settled share-based payments plans.

The effect before income taxes of share-based payment arrangements in the consolidated income statement and in the consolidated statement of financial position are as follows as at, and for the years ended March 31:

		Compensation	Recognized in the consolidated
	cost/(recovery)		statement of financial position
(amounts in millions)	2012	2011	2012	2011
Cash-settled share-based compensation:
ESPP	$5.4	$4.6	$-	$-
DSU	(0.8)	3.1	(8.2)	(9.0)
LTI-DSU, net of equity swap	4.5	2.4	(21.5)	(22.0)
LTI-RSU	2.4	7.2	(12.2)	(9.9)
Total cash-settled share-based compensation	$11.5	$17.3	$(41.9)	$(40.9)
Equity-settled share-based compensation:
ESOP	3.7	3.9	(19.2)	(17.1)
Total equity-settled share-based compensation	$3.7	$3.9	$(19.2)	$(17.1)
Total share-based compensation	$15.2	$21.2	$(61.1)	$(58.0)

The compensation costs listed above include capitalized costs of $1.0 million (2011 –  $0.8 million).

The share-based payment plans are described below. There have been no cancellations to any of the plans during fiscal 2012 or fiscal 2011.

Employee Stock Option Plan

Under the Company’s long-term incentive program, options may be granted to its officers and other key employees of its subsidiaries to purchase common shares of the Company at a subscription price of 100% of the market value at the date of the grant. Market value is determined as the weighted average closing price of the common shares on the Toronto Stock Exchange (TSX) of the five days of trading prior to the effective date of the grant.

As at March 31, 2012, a total of 12,787,026 common shares (2011 –  13,325,626) remained authorized for issuance under the Employee Stock Option Plan (ESOP). The options are exercisable during a period not to exceed seven years (six years for options issued before March 31, 2011), and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options vests over a period of four years of continuous employment from the grant date. Upon termination of employment at retirement, unvested options continue to vest following the retiree’s retirement date, subject to the four year vesting period. However, if there is a change of control of the Company, the options outstanding become immediately exercisable by option holders. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

CAE Year-End Financial Results 2012 | 53

Notes to the Consolidated Financial Statements

Outstanding options are as follows:

Years ended March 31		2012		2011
		Weighted		Weighted
	Number	average	Number	average
	of options	exercise price	of options	exercise price
Options outstanding, beginning of year	6,020,489	$9.67	5,818,386	$9.50
Granted	1,223,434	12.25	836,614	9.65
Exercised	(538,600)	8.18	(394,850)	6.84
Forfeited	(224,280)	11.88	(224,161)	10.29
Expired	(7,275)	13.18	(15,500)	5.45
Options outstanding, end of year	6,473,768	$10.20	6,020,489	$9.67
Options exercisable, end of year	3,134,974	$10.73	2,345,225	$10.78

Summarized information about the Company's ESOP as at March 31, 2012 is as follows:

Range of exercise prices		Options Outstanding		Options Exercisable
		Weighted	Weighted		Weighted
	Number	average remaining	average	Number	average
	Outstanding	contractual life (years)	exercise price	exercisable	exercise price
$7.29 to $9.41	2,950,890	3.18	$7.53	1,443,350	$7.57
$9.55 to $11.37	876,455	4.58	9.73	154,304	9.68
$11.39 to $14.10	2,646,423	3.19	13.35	1,537,320	13.80
Total	6,473,768	3.37	$10.20	3,134,974	$10.73

The weighted average market share price for share options exercised in 2012 was $11.70 (2011 –  $11.28).

For the year ended March 31, 2012, compensation cost for CAE’s stock options of $3.7 million (2011 –  $3.9 million) was recognized in the consolidated income statement with a corresponding credit to contributed surplus using the fair value method of accounting for awards that were granted since 2008.

The assumptions used for the purpose of the option calculations outlined in this note are presented below:

	2012	2011
Weighted average assumptions used in the Black-Scholes options pricing model:
Weighted average share price	$12.12	$9.69
Exercise price	$12.25	$9.65
Dividend yield	1.33%	1.26%
Expected volatility	34.05%	34.92%
Risk-free interest rate	2.16%	2.56%
Expected option term	5 years	4 years
Weighted average fair value option granted	$3.33	$2.84

Expected volatility is estimated by considering historical average share price volatility over the option's expected term.

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (ESPP) to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions or a lump-sum payment plus employer contributions. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $2 of additional employee contributions, up to a maximum of 3% of the employee’s base salary. The Company recorded compensation cost in the amount of $5.4 million (2011 –  $4.6 million) in respect of employer contributions under the Plan.

54 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Deferred Share Unit Plan

The Company maintains a Deferred Share Unit (DSU) plan for executives, whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The plan is intended to promote a greater alignment of interests between executives and the shareholders of the Company. A DSU is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the TSX during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. DSUs mature upon termination of employment, whereupon an executive is entitled to receive a cash payment equal to the fair market value of the equivalent number of common shares, net of withholdings.

The Company also maintains a DSU plan for non-employee directors. A non-employee director holding less than the minimum holdings of common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. Minimum holdings means no less than the number of common shares or deferred share units equivalent in fair market value to three times the annual retainer fee payable to a director for service on the Board. A non-employee director holding no less than the minimum holdings of common shares may elect to participate in the plan in respect of half or all of his or her retainer and part or all of his or her attendance fees. The terms of the plan are essentially identical to the executive DSU Plan except that units are issued on the basis of the closing board lot sale price per share of CAE common shares on the TSX during the last day on which the common shares traded prior to the date of issue.

The Company records the cost of the DSU plans as a compensation expense and accrues its long-term liability in Deferred gains and other non-current liabilities on the consolidated statement of financial position. The recovery recorded in fiscal 2012 was $0.8 million (2011 – $3.1 million cost).

DSUs outstanding are as follows:

Years ended March 31	2012	2011
DSUs outstanding, beginning of year	699,866	595,431
Units granted	94,441	95,782
Units cancelled	-	-
Units redeemed	-	-
Dividends paid in units	11,220	8,653
DSUs outstanding, end of year	805,527	699,866
DSUs vested, end of the year	805,527	699,866

The intrinsic values of the DSUs amount to $8.2 million at March 31, 2012 (2011 – $9.0 million).

Long-Term Incentive (LTI) – Deferred Share Unit Plans

The Company maintains Long-Term Incentive Deferred Share Unit (LTI-DSU) plans for executives and senior management to promote a greater alignment of interests between executives and shareholders of the Company. A LTI-DSU is equal in value to one common share at a specific date. The LTI-DSUs are also entitled to dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Eligible participants are entitled to receive a cash payment equivalent to the fair market value of the number of vested LTI-DSUs held upon any termination of employment. Upon termination of employment at retirement, unvested units continue to vest until November 30 of the year following the retirement date. For participants subject to section 409A of the United States Internal Revenue Code, vesting of unvested units takes place at the time of retirement.

The Plan stipulates that granted units vest equally over five years and that following a take-over bid, all unvested units vest immediately. The recovery recorded in fiscal 2012 was $1.7 million (2011 – $11.3 million cost).

The Company entered into equity swap agreements to reduce its earnings exposure to the fluctuations in its share price (Refer to Note 30).

LTI-DSUs outstanding under all plans are as follows:

Years ended March 31	2012	2011
LTI-DSUs outstanding, beginning of year	2,333,669	2,832,972
Units granted	241,266	381,258
Units cancelled	(64,883)	(72,635)
Units redeemed	(115,927)	(847,073)
Dividends paid in units	37,189	39,147
LTI-DSUs outstanding, end of year	2,431,314	2,333,669
LTI-DSUs vested at end of year	2,000,614	1,818,701

The intrinsic values of the LTI-DSUs amount to $20.5 million at March 31, 2012 (2011 – $23.4 million).

CAE Year-End Financial Results 2012 | 55

Notes to the Consolidated Financial Statements

Long-Term Incentive – Restricted Share Unit Plans

The Company maintains Long-Term Incentive Performance Based Restricted Shares Unit (LTI-RSU) plans to enhance the Company’s ability to attract and retain talented individuals and also to promote a greater alignment of interest between eligible participants and the Company’s shareholders. The LTI-RSUs are share-based performance plans.

Fiscal year 2008 Plan

LTI-RSUs granted pursuant to the plan vest after three years from their grant date as follows:

(i)     100% of the units, if CAE shares have appreciated by a minimum annual compounded growth defined as the Bank of Canada 10-year risk-free rate of return on the grant date plus 350 basis points (3.50%) over the valuation period, or, in the case of pro‑rated vesting, as of the end of the pro-ration period;

(ii)    50% of the units if, based on the grant price, the closing average price on the common CAE shares has met or exceeded the performance of the companies listed on the Standard & Poor’s Aerospace and Defence Index (S&P A&D index), adjusted for dividends, or, in the case of pro-rated vesting, as of the end of the pro-ration period.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to conditional pro-rata vesting. The cost recorded in fiscal 2012 was $1.0 million (2011 –  $2.7 million).

Fiscal year 2011 Plan

In May 2010, the Company amended the fiscal year 2008 Plan for fiscal 2011 and subsequent years. LTI-RSUs granted pursuant to the revised plan vest over three years from their grant date as follows:

(i)     One-sixth of the total number of granted units multiplied by a factor vests every year. The factor is calculated from the one-year Total Shareholder Return (TSR) relative performance of CAE’s share price versus that of the S&P A&D index for the period April 1st to March 31st, immediately preceding each of the 1st, 2nd, and 3rd anniversary of the grant date, according to the following rule:

Annual TSR Relative Performance	Factor
1st Quartile (0 – 25th percentile)	-
2nd Quartile (26th – 50th percentile)	50% – 98%
3rd Quartile (51st – 75th percentile)	100% – 148%
4th Quartile (76th – 100th percentile)	150%

(ii)    One-half of the total number of granted units multiplied by a factor vests in the final year. The factor is calculated from the three‑year TSR relative performance of CAE’s share price versus that of the companies listed on the S&P A&D index for the period April 1st, immediately preceding the grant date, to March 31st, immediately preceding the 3rd anniversary of the grant date, according to the same rule described in the table above.

Participants subject to loss of employment, other than voluntarily or for cause, are entitled to the units vested. The cost recorded in fiscal 2012 was $1.4 million (2011 –  $4.5 million).

LTI-RSU units outstanding under all plans are as follows:

	Fiscal Year 2011 Plan		Fiscal Year 2008 Plan
Years ended March 31	2012	2011	2012	2011
LTI-RSUs outstanding, beginning of year	605,585	-	1,064,026	1,438,591
Units granted	480,276	628,532	-	-
Units cancelled	(65,895)	(22,947)	(403,293)	(374,565)
Units redeemed	(5,811)	-	-	-
LTI-RSUs outstanding, end of year	1,014,155	605,585	660,733	1,064,026
LTI-RSUs vested, end of year	677,817	301,697	631,804	821,561

The intrinsic values of the LTI-RSUs amount to $12.2 million at March 31, 2012 (2011 – $9.9 million).

56 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

NOTE 25 – SUPPLEMENTARY CASH FLOWS INFORMATION

Years ended March 31
(amounts in millions)	2012	2011
Cash (used in) provided by non-cash working capital:
Accounts receivable	$(11.0)	$(56.6)
Contracts in progress: assets	(7.0)	(18.3)
Inventories	(24.1)	13.7
Prepayments	(0.6)	(9.3)
Income taxes recoverable	(11.6)	(2.4)
Derivative financial assets	48.0	39.8
Accounts payable and accrued liabilities	6.8	58.1
Provisions	(2.2)	(11.1)
Income taxes payable	(2.6)	1.6
Contracts in progress: liabilities	(22.2)	(63.6)
Derivative financial liabilities	(45.2)	(30.9)
Changes in non-cash working capital	$(71.7)	$(79.0)

NOTE 26 – Contingencies

In the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company does not believe that the ultimate outcome of these matters will have a material impact on its consolidated financial position.

NOTE 27 – COMMITMENTS

Operating lease commitments

As at March 31, 2012, an amount of $26.0 million (2011 –  $37.3 million and April 1, 2010 –  $50.4 million) was designated as commitments to CVS Leasing Ltd.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

Years ended March 31
(amounts in millions)	2012	2011
No later than 1 year	$30.2	$29.0
Later than 1 year and no later than 5 years	79.0	65.2
Later than 5 years	32.8	25.7
	$142.0	$119.9

Rental expenses recorded in the consolidated income statement amount to $46.8 million (2011 – $46.9 million).

Contractual purchase obligations
Significant contractual purchase obligations are as follows:

Years ended March 31
(amounts in millions)	SP/C	SP/M	Total
2013	$11.5	$4.0	$15.5
2014	11.5	-	11.5
2015	11.5	-	11.5
	$34.5	$4.0	$38.5

CAE Year-End Financial Results 2012 | 57

Notes to the Consolidated Financial Statements

Operating Lease Commitments as a Lessor
Future minimum lease payments receivable under non cancellable operating leases are as follows:

Years ended March 31
(amounts in millions)	2012	2011
No later than 1 year	$4.5	$3.8
Later than 1 year and no later than 5 years	14.4	16.2
Later than 5 years	1.8	3.1
	$20.7	$23.1

NOTE 28 – capital risk management

The Company’s objectives when managing capital are threefold:

(i)     Optimize the use of debt for managing the cost of capital of the Company;

(ii)    Keep the debt level at an amount where the Company’s financial strength and credit quality is maintained in order to withstand economic cycles;

(iii)   Provide the Company’s shareholders with an appropriate rate of return on their investment.

The Company manages its debt to equity. The Company manages its capital structure and makes corresponding adjustments based on changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or use cash to reduce debt.

In view of this, the Company monitors its capital on the basis of the net debt to capital ratio. This ratio is calculated as net debt divided by the sum of the net debt and total equity. Net debt is calculated as total debt, including the short-term portion (as presented in the consolidated statement of financial position and including non-recourse debt) less cash and cash equivalents. Total equity comprises of share capital, contributed surplus, accumulated other comprehensive (loss) income, retained earnings and non-controlling interests.

The level of debt versus equity in the capital structure is monitored, and the ratios are as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Total debt	$821.6	$660.2	$669.4
Less: cash and cash equivalents	287.3	276.4	312.9
Net debt	$534.3	$383.8	$356.5
Equity	$1,042.2	$932.9	$818.4
Net debt: equity	34:66	29:71	30:70

The Company has certain debt agreements which require the maintenance of a certain level of capital. As at March 31, 2012, the Company is compliant with its financial covenants.

58 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

NOTE 29 – Financial Instruments

Fair value of financial instruments

The fair value of a financial instrument is determined by reference to the available market information at the reporting date. When no active market exists for a financial instrument, the Company determines the fair value of that instrument based on valuation methodologies as discussed below. In determining assumptions required under a valuation model, the Company primarily uses external, readily observable market data inputs. Assumptions or inputs that are not based on observable market data incorporate the Company’s best estimates of market participant assumptions, and are used when external data is not available. Counterparty credit risk and the fair values of the Company’s own credit risk are taken into account in estimating the fair value of all financial assets and financial liabilities, including derivatives.

The following assumptions and valuation methodologies have been used to estimate the fair value of financial instruments:

(i)     The fair value of cash and cash equivalents, restricted cash, accounts receivable, contracts in progress, accounts payable and accrued liabilities approximate their carrying values due to their short-term maturities;

(ii)    The fair value of finance lease obligations are estimated using the discounted cash flow method;

(iii)   The fair value of long-term debt, long-term obligations and non-current receivables (including advances) are estimated based on discounted cash flows using current interest rates for instruments with similar terms and remaining maturities;

(iv)   The fair value of derivative instruments (including forward contracts, swap agreements and embedded derivatives with economic characteristics and risks that are not clearly and closely related to those of the host contract) are determined using valuation techniques and are calculated as the present value of the estimated future cash flows using an appropriate interest rate yield curve and foreign exchange rate, adjusted for the Company’s and the counterparty credit risk. Assumptions are based on market conditions prevailing at each reporting date. Derivative instruments reflect the estimated amounts that the Company would receive or pay to settle the contracts at the reporting date;

(v)    The fair value of available-for-sale investments, if any, which do not have readily available market value is estimated using a discounted cash flow model, which includes some assumptions that are not supportable by observable market prices or rates.

The carrying values and fair values of financial instruments, by class, are as follows at March 31, 2012:

(amounts in millions)
							Carrying Value			Fair Value
	At		Available-		Loans &
	FVTPL	for-Sale		Receivables			DDHR	(1)	Total
Financial assets
Cash and cash equivalents	$287.3		$-		$-		$-		$287.3	$287.3
Accounts receivable	-		-		295.6	(2)	-		295.6	295.6
Contracts in progress: assets	-		-		245.8		-		245.8	245.8
Other assets	9.8	(3)	1.3	(4)	59.8	(5)	-		70.9	72.0
Derivative financial assets	3.5		-		-		14.0		17.5	17.5
	$300.6		$1.3		$601.2		$14.0		$917.1	$918.2

				Carrying Value			Fair Value
		Other
	At	Financial
	FVTPL	Liabilities		DDHR	(1)	Total
Financial liabilities
Accounts payable, accrued liabilities and provisions	$-	$444.9	(6)	$-		$444.9	$444.9
Total long-term debt	-	825.6	(7)	-		825.6	916.1
Other long-term liabilities	-	170.5	(8)	-		170.5	170.5
Derivative financial liabilities	5.5	-		20.1		25.6	25.6
	$5.5	$1,441.0		$20.1		$1,466.6	$1,557.1

(1) DDHR: Derivatives designated in a hedge relationship.
(2) Includes trade receivables, accrued receivables and certain other receivables.
(3) Represents restricted cash.
(4) Represents the Company's portfolio investments.
(5) Includes long-term receivables and advances.
(6) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(7) Excludes transaction costs.
(8) Includes long-term royalty obligations, long-term provisions and other long-term liabilities.

CAE Year-End Financial Results 2012 | 59

Notes to the Consolidated Financial Statements

The carrying values and fair values of financial instruments, by class, were as follows at March 31, 2011:

(amounts in millions)
							Carrying Value			Fair Value
	At		Available-		Loans &
	FVTPL		for-Sale		Receivables		DDHR	(1)	Total
Financial assets
Cash and cash equivalents	$276.4		$-		$-		$-		$276.4	$276.4
Accounts receivable	-		-		283.7	(2)	-		283.7	283.7
Contracts in progress: assets	-		-		230.5		-		230.5	230.5
Other assets	10.6	(3)	1.8	(4)	44.2	(5)	-		56.6	59.1
Derivative financial assets	8.2		-		-		22.3		30.5	30.5
	$295.2		$1.8		$558.4		$22.3		$877.7	$880.2

				Carrying Value			Fair Value
		Other
	At	Financial
	FVTPL	Liabilities		DDHR	(1)	Total
Financial liabilities
Accounts payable, accrued liabilities and provisions	$-	$506.0	(6)	$-		$506.0	$506.0
Total long-term debt	-	662.8	(7)	-		662.8	726.0
Other long-term liabilities	-	170.1	(8)	-		170.1	170.1
Derivative financial liabilities	6.5	-		19.3		25.8	25.8
	$6.5	$1,338.9		$19.3		$1,364.7	$1,427.9

(1) DDHR: Derivatives designated in a hedge relationship.
(2) Includes trade receivables, accrued receivables and certain other receivables.
(3) Represents restricted cash.
(4) Represents the Company's portfolio investments.
(5) Includes long-term receivables and advances.
(6) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(7) Excludes transaction costs.
(8) Includes long-term royalty obligations, long-term provisions and other long-term liabilities.

The Company did not elect to voluntarily designate any financial instruments at FVTPL; moreover, there have not been any changes to the classification of the financial instruments since inception.

As part of its financing transactions, the Company, through its subsidiaries, has pledged certain financial assets including cash and cash equivalents, accounts receivable, other assets and derivative assets. As at March 31, 2012, the aggregate carrying value of these pledged financial assets amounted to $70.5 million (2011  – $74.6 million).

Fair value hierarchy

The following table presents the financial instruments, by class, which are recognized at fair value. The fair value hierarchy reflects the significance of the inputs used in making the measurements and has the following levels:

Level 1:   Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:   Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices);

Level 3:   Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

60 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Each type of fair value is categorized based on the lowest level input that is significant to the fair value measurement in its entirety.

As at March 31
(amounts in millions)			2012			2011
	Level 2	Level 3	Total	Level 2	Level 3	Total
Financial assets
At FVTPL
Forward foreign currency contracts (1)	$3.2	$-	$3.2	$6.2	$-	$6.2
Embedded foreign currency derivatives (1)	0.3	-	0.3	0.6	-	0.6
Equity swap agreements	-	-	-	1.4	-	1.4
Derivatives used for hedging
Forward foreign currency contracts	9.0	-	9.0	16.0	-	16.0
Foreign currency swap agreements	4.8	-	4.8	5.0	-	5.0
Interest rate swap agreements	0.2	-	0.2	1.3	-	1.3
	$17.5	$-	$17.5	$30.5	$-	$30.5

Financial liabilities
At FVTPL
Forward foreign currency contracts (1)	$1.2	$-	$1.2	$0.9	$-	$0.9
Embedded foreign currency derivatives (1)	3.3	-	3.3	5.6	-	5.6
Equity swap agreements	1.0	-	1.0	-	-	-
Derivatives used for hedging
Forward foreign currency contracts	6.8	-	6.8	8.0	-	8.0
Foreign currency swap agreements	-	0.3	0.3	-	2.4	2.4
Interest rate swap agreements	10.6	2.4	13.0	7.3	1.6	8.9
	$22.9	$2.7	$25.6	$21.8	$4.0	$25.8

(1) Does not include derivatives designated in a hedging relationship, which are presented separately.

Changes in Level 3 financial instruments are as follows:

Years ended March 31
(amounts in millions)	2012	2011
Balance, beginning of year	$(4.0)	$(4.7)
Total realized and unrealized gains (losses):
Included in income	(0.8)	(1.2)
Included in other comprehensive income	2.1	1.9
Balance, end of year	$(2.7)	$(4.0)

Level 3 input sensitivity analysis

For the most significant item valued using techniques without observable inputs (INR/USD cross currency swap), the determination of the interest rate and liquidity premium has the most significant impact on the valuation. The impact of assuming an increase or decrease of 1% in this input would result in an increase of fair value of $0.6 million (2011 – $0.8 million) or a decrease of fair value of $0.6 million (2011  – $0.7 million) respectively.

CAE Year-End Financial Results 2012 | 61

Notes to the Consolidated Financial Statements

NOTE 30 – FINANCIAL RISK MANAGEMENT

Due to the nature of the activities that the Company carries out and as a result of holding financial instruments, the Company is exposed to credit risk, liquidity risk and market risk, including foreign currency risk and interest rate risk. The Company’s exposure to credit risk, liquidity risk and market risk is managed within risk management parameters approved by the board of directors. These risk management parameters remain unchanged since the previous period, unless otherwise indicated.

Derivative instruments are utilized by the Company to manage market risk against the volatility in foreign exchange rates, interest rates and share-based payments in order to minimize their impact on the Company’s results and financial position.

Embedded derivatives are recorded at fair value separately from the host contract when their economic characteristics and risks are not clearly and closely related to those of the host contract. The Company may enter into freestanding derivative instruments which are not eligible for hedge accounting, to offset the foreign exchange exposure of embedded foreign currency derivatives. In such circumstances, both derivatives are carried at fair value at each statement of financial position date with the change in fair value recorded in consolidated net income.

The Company’s policy is not to utilize any derivative financial instruments for trading or speculative purposes. The Company may choose to designate derivative instruments, either freestanding or embedded, as hedging items. This process consists of matching derivative hedging instruments to specific assets and liabilities or to specific firm commitments or forecasted transactions. To some extent, the Company uses non-derivative financial liabilities to hedge foreign currency exchange rate risk exposures.

Credit risk

Credit risk is defined as the Company’s exposure to a financial loss if a debtor fails to meet its obligations in accordance with the terms and conditions of its arrangements with the Company. The Company is exposed to credit risk on its accounts receivable and certain other assets through its normal commercial activities. The Company is also exposed to credit risk through its normal treasury activities on its cash and cash equivalents and derivative financial assets.

Credit risks arising from the Company’s normal commercial activities are managed in regards to customer credit risk. An allowance for doubtful accounts is established when there is a reasonable expectation that the Company will not be able to collect all amounts due according to the original terms of the receivables (See Note 5). When a trade receivable is uncollectible, it is written-off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written-off are recognized in income.

The Company’s customers are primarily established companies with publicly available credit ratings and government agencies, which facilitates risk monitoring. In addition, the Company typically receives substantial non-refundable advance payments for construction contracts. The Company closely monitors its exposure to major airlines in order to mitigate its risk to the extent possible. Furthermore, the Company’s trade accounts receivable are not concentrated with specific customers but are held from a wide range of commercial and government organizations. As well, the Company’s credit exposure is further reduced by the sale of certain of its accounts receivable and contracts in progress assets to third-party financial institutions for cash consideration on a non-recourse basis (current financial assets program). The Company does not hold any collateral as security. The credit risk on cash and cash equivalents is mitigated by the fact that they are in place with a diverse group of major Japanese, North American and European financial institutions.

The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments. The Company uses several measures to minimize this exposure. First, the Company enters into contracts with counterparties that are of high credit quality (mainly A-rated or better). The Company signed International Swaps & Derivatives Association, Inc. (ISDA) Master Agreements with the majority of counterparties with whom it trades derivative financial instruments. These agreements make it possible to apply full netting when a contracting party defaults on the agreement, for each of the transactions covered by the agreement and in force at the time of default. Also, collateral or other security to support derivative financial instruments subject to credit risk can be requested by the Company or its counterparties (or both parties, if need be) when the net balance of gains and losses on each transaction exceeds a threshold defined in the ISDA Master Agreement. Finally, the Company monitors the credit standing of counterparties on a regular basis to help minimize credit risk exposure.

The carrying amounts presented in Note 5 and Note 29 represent the maximum exposure to credit risk for each respective financial asset as at the relevant dates.

Liquidity risk

Liquidity risk is defined as the potential that the Company cannot meet its cash obligations as they become due.

The Company manages this risk by establishing cash forecasts, as well as long-term operating and strategic plans. The management of consolidated liquidity requires a regular monitoring of expected cash inflows and outflows which is achieved through a forecast of the Company’s consolidated liquidity position, for adequacy and efficient use of cash resources. Liquidity adequacy is assessed in view of seasonal needs, growth requirements and capital expenditures, and the maturity profile of indebtedness, including off-balance sheet obligations. The Company manages its liquidity risk to maintain sufficient liquid financial resources to fund its operations and meet its commitments and obligations. In managing its liquidity risk, the Company has access to a revolving unsecured credit facility of US$450.0 million, with an option, subject to the lender’s consent, to increase to a total amount of up to US$650.0 million. As well, the Company has agreements to sell certain of its accounts receivable and contracts in progress assets for an amount of up to $150.0 million (current financial assets program). As at March 31, 2012, $81.5 million (2011 – $54.4 million) and $54.2 million (2011 – $37.4 million) of specific accounts receivable and contracts in progress assets respectively were sold to financial institutions pursuant to these agreements. Proceeds were net of $2.4 million in fees (2011 – $1.0 million). The Company also regularly monitors any financing opportunities to optimize its capital structure and maintain appropriate financial flexibility.

62 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

The following tables present a maturity analysis to the contractual maturity date, of the Company’s financial liabilities based on expected cash flows. Cash flows from derivatives presented either as derivative assets or liabilities have been included, as the Company manages its derivative contracts on a gross basis. The amounts are the contractual undiscounted cash flows. All amounts contractually denominated in foreign currency, excluding equity swaps, are presented in Canadian dollar equivalent amounts using the period-end spot rate except as otherwise stated:

As at March 31, 2012	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable, accrued
liabilities and provisions (1)	$444.9	$444.9	$444.9	$-	$-	$-	$-	$-
Total long-term debt (2) (6)	825.6	1,230.7	180.4	115.6	89.5	76.2	135.4	633.6
Other long-term liabilities (3)	170.5	377.0	13.7	15.9	10.6	15.7	13.1	308.0
	$1,441.0	$2,052.6	$639.0	$131.5	$100.1	$91.9	$148.5	$941.6
Derivative financial
instruments
Forward foreign
currency contracts (4)	$(4.2)
Outflow		$744.2	$593.4	$95.9	$23.8	$14.7	$13.4	$3.0
Inflow		(748.4)	(598.3)	(96.6)	(22.9)	(14.4)	(13.3)	(2.9)
Swap derivatives on total
long-term debt (5)	8.3
Outflow		67.1	9.2	10.5	11.0	10.7	9.7	16.0
Inflow		(56.4)	(6.8)	(7.4)	(8.8)	(9.4)	(9.1)	(14.9)
	$4.1	$6.5	$(2.5)	$2.4	$3.1	$1.6	$0.7	$1.2
	$1,445.1	$2,059.1	$636.5	$133.9	$103.2	$93.5	$149.2	$942.8

(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations.
(3) Includes long-term royalty obligations, long-term provisions and other long-term liabilities.
(4) Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets.
Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.
(5) Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.
(6) Excludes transaction costs.

CAE Year-End Financial Results 2012 | 63

Notes to the Consolidated Financial Statements

As at March 31, 2011	Carrying	Contractual	0-12	13-24	25-36	37-48	49-60
(amounts in millions)	Amount	Cash Flows	Months	Months	Months	Months	Months	Thereafter
Non-derivative financial
liabilities
Accounts payable, accrued
liabilities and provisions (1)	$506.0	$506.0	$506.0	$-	$-	$-	$-	$-
Total long-term debt (2) (6)	662.8	947.6	146.5	118.0	102.1	71.2	61.5	448.3
Other long-term liabilities (3)	170.1	385.7	10.2	13.6	15.2	10.3	18.9	317.5
	$1,338.9	$1,839.3	$662.7	$131.6	$117.3	$81.5	$80.4	$765.8
Derivative financial
instruments
Forward foreign
currency contracts (4)	$(13.3)
Outflow		$632.1	$447.5	$122.7	$35.7	$13.2	$9.8	$3.2
Inflow		(645.4)	(461.0)	(123.9)	(36.0)	(12.2)	(9.3)	(3.0)
Swap derivatives on total
long-term debt (5)	5.0
Outflow		81.6	10.6	10.3	11.2	11.5	11.0	27.0
Inflow		(69.8)	(7.1)	(7.9)	(8.8)	(10.2)	(10.3)	(25.5)
	$(8.3)	$(1.5)	$(10.0)	$1.2	$2.1	$2.3	$1.2	$1.7
	$1,330.6	$1,837.8	$652.7	$132.8	$119.4	$83.8	$81.6	$767.5

(1) Includes trade accounts payable, accrued liabilities, interest payable and certain payroll-related liabilities.
(2) Contractual cash flows include contractual interest and principal payments related to debt obligations.
(3) Includes long-term royalty obligations, long-term provision and other long-term liabilities.
(4) Includes forward foreign currency contracts, but excludes all embedded derivatives, either presented as derivative liabilities or derivative assets.
Outflows and inflows are presented in CAD equivalent using the contractual forward foreign currency rate.
(5) Includes interest rate swap and foreign currency swap contracts either designated as cash flow hedges or as fair value hedges of long-term debt either presented as derivative liabilities or derivative assets.
(6) Excludes transaction costs.

Market risk

Market risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of changes in market prices, whether those changes are caused by factors specific to the individual financial instruments or its issuer, or factors affecting all similar financial instruments traded in the market. The Company is mainly exposed to foreign currency risk and interest rate risk.

Foreign currency risk

Foreign currency risk is defined as the Company’s exposure to a gain or a loss in the value of its financial instruments as a result of fluctuations in foreign exchange rates. The Company is exposed to foreign currency rate variability primarily in relation to certain sale commitments, expected purchase transactions and debt denominated in a foreign currency. As well, most of its foreign operations’ functional currencies are other than the Canadian dollar (in particular the U.S. dollar [USD], euro [€] and British pounds [GBP or £]). The Company’s related exposure to the foreign currency rates is primarily through cash and cash equivalents and other working capital elements of these foreign operations.

The Company also mitigates foreign currency risks by having its foreign operations transact in their functional currency for material procurement, sale contracts and financing activities.

The Company uses forward foreign currency contracts and foreign currency swap agreements to manage the Company’s exposure from transactions in foreign currencies and to synthetically modify the currency of exposure of certain financial position items. These transactions include forecasted transactions and firm commitments denominated in foreign currencies.

As at March 31, 2012, the Company has forward foreign currency contracts totalling $735.4 million (buy contracts for $113.3 million and sell contracts for $622.1 million) (2011 –  $621.4 million, buy contracts for $133.0 million and sell contracts for $488.4 million), mainly to reduce the risk of variability of future cash flows resulting from forecasted transactions and firm sales commitments.

64 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

The consolidated forward foreign currency contracts outstanding are as follows:

As at March 31
(amounts in millions, except average rate)			2012			2011
	Notional		Average	Notional		Average
Currencies (sold/bought)	Amount	(1)	Rate	Amount	(1)	Rate
USD/CDN
Less than 1 year	$421.1		0.98	$233.4		0.98
Between 1 and 3 years	70.7		0.98	74.3		0.95
Between 3 and 5 years	6.7		0.99	3.1		0.94
CDN/EUR
Less than 1 year	16.1		1.34	32.7		1.37
Between 1 and 3 years	0.1		1.37	-		-
EUR/CDN
Less than 1 year	40.2		0.74	73.6		0.73
Between 1 and 3 years	9.3		0.73	19.7		0.72
Between 3 and 5 years	13.2		0.72	5.5		0.74
Over 5 years	2.7		0.73	2.7		0.73
EUR/USD
Less than 1 year	0.3		0.73	-		-
EUR/AUD
Less than 1 year	0.8		0.74	-		-
GBP/CDN
Less than 1 year	28.5		0.62	48.2		0.59
Between 1 and 3 years	16.8		0.63	11.1		0.61
Between 3 and 5 years	2.8		0.62	-		-
Over 5 years	0.2		0.61	-		-
AUD/CDN
Less than 1 year	-		-	16.6		1.02
CDN/USD
Less than 1 year	70.6		1.03	33.8		1.02
Between 1 and 3 years	17.6		1.13	49.0		1.06
Between 3 and 5 years	4.2		1.08	9.6		1.13
Over 5 years	-		-	3.2		1.08
SAR/CDN
Less than 1 year	-		-	0.2		3.84
NOK/USD
Less than 1 year	4.7		5.77	4.7		5.70
USD/EUR
Less than 1 year	7.2		1.37	-		-
SGD/CDN
Between 1 and 3 years	1.6		1.27	-		-
Total	$735.4			$621.4
Effect of master netting agreement	173.1			112.0
Outstanding amount	$908.5			$733.4

(1) Exchange rates as at the end of the respective fiscal years were used to translate amounts in foreign currencies.

The Company has entered into foreign currency swap agreements related to its senior collateralized financing, obtained in June 2007, to convert a portion of the USD-denominated debt into GBP to finance its civil aviation training centre in the United Kingdom. The Company designated two USD to GBP foreign currency swap agreements as cash flow hedges with outstanding notional amounts of $2.5 million (£1.5 million) (2011 –  $3.2 million [£2.1 million]) and $13.6 million (£8.5 million) (2011 –  $13.2 million [£8.5 million]), amortized in accordance with the repayment schedule of the debt until June 2014 and June 2018 respectively.

Also, in a previous fiscal year, the Company entered into a cross currency swap agreement in connection with a senior secured non-recourse financing obtained to finance a military aviation training centre in India. This cross currency swap converts a USD‑denominated floating rate debt into an Indian rupee (INR)-denominated fixed rate debt. This swap is designated as a cash flow hedge with notional amounts of US$21.1 million (INR 1,092.5 million) [2011 –  US$21.1 million (INR 1,092.5 million)] corresponding to the underlying loan until March 2020.

The Company’s foreign currency hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity, consistent with the objective to fix currency rates on the hedged item.

CAE Year-End Financial Results 2012 | 65

Notes to the Consolidated Financial Statements

In fiscal 2012, net unrealized losses on the measurement of derivatives, before income taxes, of $8.7 million (2011 –  $9.1 million gains) were recognized directly in equity. Net gains/losses were reclassified from equity to be included into income or to the related non-financial asset or liabilities as follows:

Years ended March 31
(amounts in millions)	2012	2011
Amount reclassified from OCI to income:
Revenue	$6.4	$16.5
Cost of sales	0.1	(0.7)
Finance expense – net	(1.1)	(6.3)
Total amount reclassified from OCI to income	$5.4	$9.5
Amount reclassified from OCI to the related non-financial asset or liability
Contracts in progress: assets	$(0.6)	$1.8
Property, plant and equipment	(0.1)	(1.1)
Total amount reclassified from OCI to the related non-financial asset or liability	$(0.7)	$0.7
Total amount reclassified from OCI	$4.7	$10.2

During fiscal 2012, hedge accounting was discontinued for certain forward foreign currency contracts when it became probable that the original forecasted transactions would not occur by the end of the originally specified period. As a result, a loss of $0.2 million
(2011 –  nil) was recorded in income.

Also, a net gain of $0.4 million (2011 – net loss of $0.2 million) representing the ineffective portion of the change in fair value of the cash flow hedges and the component of the hedging item’s gain or loss excluded from the assessment of effectiveness, was recognized in income.

The estimated net amount before tax of existing gains reported in accumulated other comprehensive income that is expected to be recognized during the next 12 months is $5.5 million. Future fluctuation in market rate (foreign exchange rate and/or interest rate) will impact the amount expected to be recognized.

Foreign currency risk sensitivity analysis

The following table presents the Company’s exposure to foreign exchange risk of financial instruments and the pre-tax effects on net income and OCI as a result of a reasonably possible strengthening of 5% in the relevant foreign currency against the Canadian dollar as at March 31. This analysis assumes all other variables remain constant.

(amounts in millions)	USD		€		GBP
	Net		Net		Net
	Income	OCI	Income	OCI	Income	OCI
2012	$(0.2)	$(35.5)	$(1.0)	$(2.0)	$0.2	$(1.9)
2011	$(2.2)	$(16.9)	$(2.2)	$(3.7)	$(0.5)	$(2.4)

A possible weakening of 5% in the relevant foreign currency against the Canadian dollar would have an opposite impact on pre-tax income and OCI.

Interest rate risks

Interest rate risk is defined as the Company’s exposure to a gain or a loss to the value of its financial instruments as a result of fluctuations in interest rates. The Company bears some interest rate fluctuation risk on its floating rate long-term debt and some fair value risk on its fixed interest long-term debt. The Company mainly manages interest rate risk by fixing project-specific floating rate debt in order to reduce cash flow variability. The Company also has a floating rate debt through an unhedged bank borrowing, a specific fair value hedge and other asset-specific floating rate debt. A mix of fixed and floating interest rate debt is sought to reduce the net impact of fluctuating interest rates. Derivative financial instruments used to synthetically convert interest rate exposures are mainly interest rate swap agreements.

As at March 31, 2012, the Company has entered into nine interest rate swap agreements with eight different financial institutions to mitigate these risks for a total notional value of $146.0 million (2011 –  $160.0 million). After considering these swap agreements, as at March 31, 2012, 77% (2011 –  74%) of the long-term debt bears fixed interest rates.

66 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

The Company’s interest rate hedging programs are typically unaffected by changes in market conditions, as related derivative financial instruments are generally held-to-maturity to establish asset and liability management matching, consistent with the objective to reduce risks arising from interest rate movements. As a result, the changes in variable interest rates do not have a significant impact on net income and OCI.

Interest rate risk sensitivity analysis

In 2012 and 2011, a 1% increase/decrease in interest rates would not have a significant impact on the Company’s net income and OCI.

Share-based payments cost

The Company has entered into equity swap agreements with a major Canadian financial institution to reduce its cash and income exposure to fluctuations in its share price relating to the DSU and LTI-DSU programs. Pursuant to the agreement, the Company receives the economic benefit of dividends and share price appreciation while providing payments to the financial institution for the institution’s cost of funds and any share price depreciation. The net effect of the equity swaps partly offset movements in the Company’s share price impacting the cost of the DSU and LTI-DSU programs and is reset monthly. As at March 31, 2012, the equity swap agreements covered 2,500,000 common shares (2011 - 2,755,000) of the Company.

Hedge of net investments in foreign operations

As at March 31, 2012, the Company has designated a portion of its senior notes totalling US$192.8 million (2011 - US$105.0 million) and a portion of the sale lease back obligation totalling US$19.7 million (2011 - nil) as a hedge of net investments in foreign operations. Gains or losses on the translation of the designated portion of its senior notes are recognized in OCI to offset any foreign exchange gains or losses on translation of the financial statements of foreign operations.

The Company determined that there is no concentration of risks arising from financial instruments and estimated that the information disclosed above is representative of its exposure to risk during the period.

Letters of credit and guarantees

As at March 31, 2012, the Company had outstanding letters of credit and performance guarantees in the amount of $127.7 million (2011 ‑ $153.7 million) issued in the normal course of business. These guarantees are issued mainly under the Revolving Term Credit Facility as well as the Performance Securities Guarantee (PSG) account provided by Export Development Corporation (EDC) and under other standby facilities available to the Company through various financial institutions.

The advance payment guarantees are related to progress/milestone payments made by the Company’s customers and are reduced or eliminated upon delivery of the product. The contract performance guarantees are linked to the completion of the intended product or service rendered by the Company and to the customer’s requirements. It represents 10% to 20% of the overall contract amount. The customer releases the Company from these guarantees at the signing of a certificate of completion. The letter of credit for the lease obligation provides credit support for the benefit of the owner participant in the September 30, 2003 sale and leaseback transaction and varies according to the payment schedule of the lease agreement.

As at March 31
(amounts in millions)	2012	2011
Advance payment	$80.1	$67.3
Contract performance	16.2	52.0
Lease obligation	23.6	22.9
Simulator deployment obligation	-	3.9
Other	7.8	7.6
	$127.7	$153.7

Sale and leaseback transactions

For certain sale and leaseback transactions, the Company has agreed to guarantee the residual value of the underlying equipment in the event that the equipment is returned to the lessor and the net proceeds of any eventual sale do not cover the guaranteed amount. The maximum amount of exposure is $13.1 million (2011 – $13.1 million), of which $8.2 million matures in 2020 and $4.9 million in 2023. Of this amount, as at March 31, 2012, $13.1 million is recorded as a deferred gain (2011 – $13.1 million).

Indemnifications

In certain instances when the Company sells businesses, it may retain certain liabilities for known exposures and provide indemnification to the buyer with respect to future claims for certain unknown liabilities that exist, or arise from events occurring, prior to the sale date, including liabilities for taxes, legal matters, environmental exposures, product liability, and other obligations. The terms of the indemnifications vary in duration, from one to two years for certain types of indemnities, terms for tax indemnifications that are generally aligned to the applicable statute of limitations for the jurisdiction in which the divestiture occurred, and terms for environmental liabilities that typically do not expire. The maximum potential future payments that the Company could be required to make under these indemnifications are either contractually limited to a specified amount or unlimited. The Company believes that other than the liabilities already accrued, the maximum potential future payments that it could be required to make under these indemnifications are not determinable at this time, as any future payments would be dependent on the type and extent of the related claims, and all available defences, which cannot be estimated. However, historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s consolidated financial position, net income or cash flows.

CAE Year-End Financial Results 2012 | 67

Notes to the Consolidated Financial Statements

NOTE 31 – OPERATING SEGMENTS AND GEOGRAPHIC INFORMATION

The Company elected to organize its businesses based principally on products and services. Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The Company manages operations through its five segments (see Note 1).

Results by segment

The profitability measure employed by the Company for making decisions about allocating resources to segments and assessing segment performance is operating profit (hereinafter referred to as segment operating income). The accounting principles used to prepare the information by operating segments are the same as those used to prepare the Company’s consolidated financial statements. Transactions between operating segments are mainly simulator transfers from the SP/C segment to the TS/C segment, which are recorded at cost. The method used for the allocation of assets jointly used by operating segments and costs and liabilities jointly incurred (mostly corporate costs) between operating segments is based on the level of utilization when determinable and measurable, otherwise the allocation is based on a proportion of each segment’s cost of sales.

Year ended March 31, 2012
(amounts in millions)	TS/C	SP/C	Civil	SP/M	TS/M	Military	NCM	Total
External revenue	$498.4	$342.5	$840.9	$619.2	$278.1	$897.3	$83.0	$1,821.2
Depreciation and amortization
Property, plant and equipment	67.7	5.2	72.9	7.3	10.3	17.6	1.8	92.3
Intangible and other assets	13.6	2.2	15.8	4.7	7.8	12.5	5.2	33.5
Impairment and reversal of impairment
of non-financial assets (Note 21)	0.5	-	0.5	-	-	-	4.8	5.3
Write-downs and reversals of
write-downs of inventories	-	1.4	1.4	1.0	0.1	1.1	0.7	3.2
Write-downs and reversals of
write-downs of accounts receivable	1.8	0.2	2.0	0.9	(0.1)	0.8	0.5	3.3
Segment operating income (loss)	122.2	51.6	173.8	101.2	40.9	142.1	(13.8)	302.1

Year ended March 31, 2011
(amounts in millions)	TS/C	SP/C	Civil	SP/M	TS/M	Military	NCM	Total
External revenue	$454.0	$272.9	$726.9	$586.0	$279.9	$865.9	$38.0	$1,630.8
Depreciation and amortization
Property, plant and equipment	63.9	4.9	68.8	6.3	9.5	15.8	0.6	85.2
Intangible and other assets	11.1	1.9	13.0	4.9	4.6	9.5	2.0	24.5
Write-downs and reversals of
write-downs of inventories	-	1.0	1.0	0.8	0.1	0.9	-	1.9
Write-downs and reversals of
write-downs of accounts receivable	0.6	0.1	0.7	0.1	-	0.1	-	0.8
Segment operating income (loss)	99.9	34.8	134.7	105.0	50.3	155.3	(8.4)	281.6

68 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

Operating profit
The following table provides a reconciliation between total segment operating income and operating profit:

(amounts in millions)	2012	2011
Total segment operating income	$302.1	$281.6
Reversal of restructuring provision	-	1.0
Operating profit	$302.1	$282.6

Capital expenditures which consist of additions to non-current assets (other than financial instruments and deferred tax assets), by segment are as follows:

Years ended March 31
(amounts in millions)	2012	2011
TS/C	$146.5	$86.1
SP/C	25.1	20.7
SP/M	29.8	22.6
TS/M	10.9	14.2
NCM	8.5	10.9
Unallocated	-	0.1
Total capital expenditures	$220.8	$154.6

Assets and liabilities employed by segment

The Company uses assets employed and liabilities employed to assess resources allocated to each segment. Assets employed include accounts receivable, contracts in progress, inventories, prepayments, property, plant and equipment, intangible assets, derivative financial assets and other assets. Liabilities employed include accounts payable and accrued liabilities, provisions, contracts in progress, deferred gains and other non-current liabilities and derivative financial liabilities.

Assets and liabilities employed by segment are reconciled to total assets and liabilities as follows:

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Assets employed
TS/C	$1,334.0	$1,225.4	$1,184.1
SP/C	275.3	251.6	241.8
SP/M	518.0	506.5	433.8
TS/M	359.2	352.5	289.5
NCM	225.9	68.2	17.6
Assets not included in assets employed	471.3	413.1	424.5
Total assets	$3,183.7	$2,817.3	$2,591.3
Liabilities employed
TS/C	$161.0	$155.4	$154.9
SP/C	236.2	192.9	211.5
SP/M	247.6	308.6	293.2
TS/M	178.0	174.8	127.6
NCM	46.6	27.8	15.3
Liabilities not included in liabilities employed	1,272.1	1,024.9	970.4
Total liabilities	$2,141.5	$1,884.4	$1,772.9

CAE Year-End Financial Results 2012 | 69

Notes to the Consolidated Financial Statements

Geographic information

The Company markets its products and services globally. Sales are attributed to countries based on the location of customers. Non-current assets other than financial instruments and deferred tax assets are attributed to countries based on the location of the assets.

Years ended March 31
(amounts in millions)	2012	2011
Revenue from external customers
Canada	$202.0	$207.2
United States	612.0	467.3
United Kingdom	149.8	171.7
Germany	121.9	137.5
Netherlands	66.7	60.2
Other European countries	205.9	158.0
China	117.7	89.1
United Arab Emirates	55.5	69.8
Other Asian countries	139.6	120.8
Australia	73.4	96.7
Other countries	76.7	52.5
	$1,821.2	$1,630.8

	March 31	March 31	April 1
(amounts in millions)	2012	2011	2010
Non-current assets other than financial instruments and deferred tax assets
Canada	$410.8	$354.7	$295.6
United States	577.8	431.9	459.0
South America	102.4	71.9	50.5
United Kingdom	255.6	248.1	194.2
Spain	49.6	53.6	57.7
Germany	61.4	64.3	66.4
Belgium	64.7	60.0	70.9
Netherlands	79.3	93.3	88.5
Other European countries	72.1	80.3	68.3
United Arab Emirates	81.7	74.9	68.4
Other Asian countries	140.0	117.7	111.6
Other countries	38.0	28.4	13.4
	$1,933.4	$1,679.1	$1,544.5

70 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

NOTE 32 – related party relationships

The following table includes principal investments which significantly impact the results or assets of the Company:

Investments in subsidiaries consolidated in the Company’s financial statements:

		% equity	% equity
As at March 31		interest	interest
Name	Country of incorporation	2012	2011
7320701 Canada Inc.	Canada	100.0%	100.0%
B.V. Nationale Luchtvaartschool	Netherlands	100.0%	100.0%
BGT BioGraphic Technologies Inc.	Canada	100.0%	100.0%
CAE (UK) PLC	United Kingdom	100.0%	100.0%
CAE (US) Inc.	United States	100.0%	100.0%
CAE (US) LLC	United States	100.0%	100.0%
CAE Aircrew Training Services PLC	United Kingdom	77.9%	77.9%
CAE Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Aviation Training B.V.	Netherlands	100.0%	100.0%
CAE Aviation Training Chile Limitada	Chile	100.0%	100.0%
CAE Aviation Training International Ltd.	Mauritius	100.0%	100.0%
CAE Aviation Training Peru Inc.	Peru	100.0%	-
CAE Beyss Grundstücksgesellschaft mbH	Germany	100.0%	100.0%
CAE Brunei Multi Purpose Training Centre Sdn Bhd	Brunei	60.0%	-
CAE Center Amsterdam B.V.	Netherlands	100.0%	100.0%
CAE Center Brussels N.V.	Belgium	100.0%	100.0%
CAE China Support Services Company Limited	China	100.0%	100.0%
CAE Civil Aviation Training Solutions, Inc.	United States	100.0%	100.0%
CAE Datamine Corporate Limited	United Kingdom	100.0%	100.0%
CAE Delaware Buyco Inc.	United States	100.0%	-
CAE Electronik GmbH	Germany	100.0%	100.0%
CAE Engineering Korlátolt Felelősségű Társaság	Hungary	100.0%	100.0%
CAE Euroco S.à r.l.	Luxembourg	100.0%	100.0%
CAE Flight & Simulator Services Sdn. Bhd.	Malaysia	100.0%	100.0%
CAE Flight Solutions USA Inc.	United States	100.0%	100.0%
CAE Flight Training Center Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
CAE Flightscape Inc.	Canada	100.0%	100.0%
CAE Global Academy Évora, SA	Portugal	100.0%	100.0%
CAE Global Academy Phoenix Inc.	United States	100.0%	100.0%
CAE Healthcare Inc.	Canada	100.0%	100.0%
CAE Holdings B.V.	Netherlands	100.0%	100.0%
CAE Holdings Limited	United Kingdom	100.0%	100.0%
CAE India Private Limited	India	76.0%	76.0%
CAE International Capital Management Hungary LLC	Hungary	100.0%	100.0%
CAE International Holdings Limited	Canada	100.0%	100.0%
CAE Investments S.à r.l.	Luxembourg	100.0%	100.0%
CAE Japan Flight Training Inc.	Japan	-	100.0%
CAE Labuan Inc.	Malaysia	100.0%	100.0%
CAE Management Luxembourg S.à r.l.	Luxembourg	100.0%	100.0%
CAE Mining Canada Inc.	Canada	100.0%	100.0%
CAE Mining Holdings Inc.	Canada	100.0%	100.0%
CAE North East Training Inc.	United States	100.0%	100.0%
CAE Professional Services (Canada) Inc.	Canada	100.0%	100.0%
CAE Professional Services Australia Pty Ltd.	Australia	100.0%	100.0%
CAE Services (Canada) Inc.	Canada	100.0%	100.0%
CAE Services GmbH	Germany	100.0%	100.0%
CAE Services Italia S.r.l.	Italy	100.0%	100.0%
CAE Servicios Globales de Instrucción de Vuelo (España), S.L.	Spain	100.0%	100.0%
CAE SimuFlite Inc.	United States	100.0%	100.0%
CAE Simulation Technologies Private Limited	India	100.0%	100.0%
CAE Simulator Services Inc.	Canada	100.0%	100.0%
CAE Singapore (S.E.A.) Pte Ltd.	Singapore	100.0%	100.0%
CAE South America Flight Training do Brasil Ltda.	Brazil	100.0%	100.0%
CAE STS Limited	United Kingdom	100.0%	100.0%
CAE Training Aircraft B.V.	Netherlands	100.0%	100.0%
CAE Training Norway AS	Norway	100.0%	100.0%
CAE USA Inc.	United States	100.0%	100.0%
CAE Verwaltungsgesellschaft mbH	Germany	100.0%	100.0%
Engenuity Holdings (USA) Inc.	United States	100.0%	100.0%
Flight Simulator-Capital L.P.	Canada	100.0%	-
Flight Training Device (Mauritius) Ltd.	Mauritius	100.0%	100.0%
ICCU Imaging Inc.	Canada	100.0%	100.0%
International Flight School (Mauritius) Ltd.	Mauritius	100.0%	100.0%
Invertron Simulators PLC	United Kingdom	100.0%	100.0%
Kestrel Technologies Pte Ltd.	Singapore	100.0%	100.0%
Medical Education Technologies, Inc.	United States	100.0%	-
Presagis Canada Inc.	Canada	100.0%	100.0%
Presagis Europe (S.A.)	France	100.0%	100.0%
Presagis USA Inc.	United States	100.0%	100.0%
Rotorsim USA LLC	United States	100.0%	100.0%
Sabena Flight Academy NV	Belgium	100.0%	100.0%
Servicios de Instrucción de Vuelo, S.L.	Spain	80.0%	80.0%
Simubel N.V. (a CAE Aviation Training Company)	Belgium	100.0%	100.0%
Simulator Sevicios Mexico, S.A. de C.V.	Mexico	100.0%	100.0%
SIV Ops Training, S.L.	Spain	100.0%	100.0%

CAE Year-End Financial Results 2012 | 71

Notes to the Consolidated Financial Statements

Investments in joint ventures accounted for under the proportionate consolidation method:

		% equity	% equity
As at March 31		interest	interest
Name	Country of incorporation	2012	2011
Asian Aviation Centre of Excellence Sdn. Bhd.	Malaysia	50.0%	-
CAE Flight Training (India) Private Limited	India	50.0%	50.0%
CAE Japan Flight Training Inc.	Japan	51.0%	-
CAE-Lider Training do Brasil Ltda.	Brazil	50.0%	50.0%
China Southern West Australia Flying College Pty Ltd	Australia	47.1%	47.1%
CAE Simulation Training Private Limited	India	25.0%	-
Embraer CAE Training Services (UK) Limited	United Kingdom	49.0%	49.0%
Embraer CAE Training Services, LLC	United States	49.0%	49.0%
Emirates-CAE Flight Training LLC	United Arab Emirates	49.0%	49.0%
Hatsoff Helicopter Training Private Limited	India	50.0%	50.0%
Helicopter Training Media International GmbH	Germany	50.0%	50.0%
HFTS Helicopter Flight Training Services GmbH	Germany	25.0%	25.0%
National Flying Training Institute Private Limited	India	51.0%	51.0%
Philippine Academy for Aviation Training Inc.	Philippine	50.0%	-
Rotorsim s.r.l.	Italy	50.0%	50.0%
Zhuhai Xiang Yi Aviation Technology Company Limited	China	49.0%	49.0%

Available-for-sale investments:

		% equity	% equity
As at March 31	Country of incorporation	interest	interest
Name		2012	2011
CVS Leasing Limited	United Kingdom	13.4%	13.4%
Flight Simulator-Capital L.P.	Canada	-	19.5%

The stated percentage of ownership is in relation to the Company’s ownership.

72 | CAE Year-End Financial Results 2012

Notes to the Consolidated Financial Statements

NOTE 33 – Related Party Transactions

The following transactions are carried out with related parties:

As at March 31
(amounts in millions)	2012	2011
Current amounts owed from
Portion attributable to the interest of the other venturers	$37.8	$16.1
Other	0.3	0.5
Current amounts owed to
Portion attributable to the interest of the other venturers	$13.2	$11.2
Other	0.6	0.7
Non-current amounts owed from
Portion attributable to the interest of the other venturers	$10.0	$0.4

Years ended March 31
(amounts in millions)	2012	2011
Sales of products and services
Portion attributable to the interest of the other venturers	$105.8	$55.9
Other	6.8	7.1
Purchases of products and services, and other
Portion attributable to the interest of the other venturers	$16.1	$28.8
Other	4.5	8.7
Other income transactions
Portion attributable to the interest of the other venturers	$9.8	$-

The non-current amounts owed from related parties are obligations under finance leases maturing in October 2022 which carry an interest rate of 5.14% per annum. There are no provisions held against any of the receivables from related parties as at March 31, 2012 (2011 –  nil).

In addition, during fiscal 2012, transactions amounting to $2.1 million (2011 –  $2.3 million) were made, at normal market prices, with organizations of which some of the Company’s directors are partners or officers.

Compensation of key management personnel

Key management personnel have the ability and responsibility to make major operational, financial and strategic decisions for the Company and include certain executive officers. The compensation paid or payable to key management for employee services is shown below:

Years ended March 31
(amounts in millions)	2012	2011
Salaries and other short-term employee benefits	$4.9	$5.1
Post-employment benefits	1.3	1.0
Termination benefits	1.5	-
Share-based payments	2.5	8.9
	$10.2	$15.0

CAE Year-End Financial Results 2012 | 73

Notes to the Consolidated Financial Statements

NOTE 34 – Events after the reporting period

Oxford Aviation Academy Luxembourg S.à r.l.

On May 16, 2012, the Company acquired 100% of the shares of Oxford Aviation Academy Luxembourg S.à  r. l. (OAA) for total consideration of $314.3 million. OAA is a provider of aviation training and crew sourcing services. With this acquisition, CAE strengthens its leadership and global reach in civil aviation training by increasing its training centre footprint, growing its flight academy network and extending its portfolio of aviation training solutions. Management considers it impracticable to disclose information about the fair value of the net assets acquired since the findings of the valuation exercise are not yet available. The acquisition of OAA was financed through a senior unsecured credit facility.

No revenue or operating profit from OAA was included in the consolidated income statement as at March 31, 2012.

Restructuring

CAE announced restructuring measures on May 23, 2012 which are designed to refocus the Company’s resources and capabilities in response to a change in CAE’s defence market. Under these measures, CAE’s current workforce is being reduced by approximately 300 employees worldwide.